Exhibit 2.1

EXECUTION

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 25, 2013

BY AND AMONG

TAURIGA SCIENCES, INC.,

PILUS ACQUISITION, LLC,

BACTERIAL ROBOTICS, LLC,

PILUS ENERGY, LLC,

DR. DANIEL J. HASSETT,

IAN CODY HARRISON

AND

THE OTHER SELLERS FROM TIME TO TIME PARTY HERETO

ARTICLE I THE MERGER; CERTAIN DEFINITIONS	2

1.1	The Merger	2

1.2	Merger Consideration	3

1.3	Tax Withholding	4

1.4	Antidilution Adjustments	4

1.5	Appraisal Rights	5

1.6	Certain Definitions	5

1.7	Cross-References	10

1.8	Construction	11

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLERS	12

2.1	Organization	12

2.2	Capitalization	12

2.3	Authorization; Validity of Agreement	13

2.4	No Violations; Consents and Approvals	13

2.5	Financial Statements	14

2.6	Operation of Business	15

2.7	No Undisclosed Liabilities	17

2.8	Litigation; Compliance with Law; Licenses	17

2.9	Employee Benefit Plans; ERISA	18

2.10	Intellectual Property	18

2.11	Material Contracts	21

2.12	Taxes	23

2.13	Affiliated Party Transactions	24

2.14	Real Property; Environmental Matters	24

2.15	Title and Sufficiency of Assets	26

2.16	Insurance	26

2.17	Delivery of Documents; Corporate Records	26

2.18	Labor and Employment Matters	26

2.19	Investment in Tauriga Securities; Tax Advice	28

2.20	Certain Business Practices	29

2.21	Takeover Laws	29

2.22	No Brokers	29

2.23	No Misstatements or Omissions	29

ARTICLE III REPRESENTATIONS AND WARRANTIES OF TAURIGA AND ACQUISITION SUB	30

3.1	Organization	30

3.2	Authorization; Validity of Agreement	30

3.3	No Violations; Consents and Approvals	30

3.4	Tauriga Common Stock	31

3.5	SEC Filings; Disclosure	31

3.6	Acquisition Sub	31

3.7	Capitalization	31

3.8	No Brokers	31

ARTICLE IV CONDITIONS	31

4.1	Conditions to Obligations of Sellers	31

4.2	Conditions to Obligations of Purchasers	33

4.3	Frustration of Conditions	34

ARTICLE V COVENANTS	35

5.1	Further Assurances	35

5.2	Full Access	35

5.3	Notice of Developments	35

5.4	Regulatory and Other Approvals	35

5.5	Preservation of Business	36

5.6	Publicity	36

5.7	Appointment of Managers and Officers	36

5.8	Tax Treatment	36

5.9	No-Shop	36

5.10	Financing	37

5.11	Restrictive Covenants	37

5.12	Transfer Taxes	39

5.13	Board of Directors of Tauriga	39

5.14	Taxes	39

ARTICLE VI INDEMNIFICATION	41

6.1	Indemnification by Parent	41

6.2	Indemnification by Tauriga	42

6.3	Limitations Period	42

6.4	Procedures for Resolution and Payment of Claims for Indemnification	42

6.5	Limitation on Indemnification	43

ARTICLE VII CONFIDENTIAL INFORMATION	44

ARTICLE VIII TERMINATION	44

8.1	Ability to Terminate	44

8.2	Procedure and Effect of Termination	45

ARTICLE IX MISCELLANEOUS PROVISIONS	45

9.1	Construction; Governing Law	45

9.2	Notices	45

9.3	Assignment	46

9.4	Amendments and Waivers	47

9.5	Attorneys’ Fees	47

9.6	Binding Nature of Agreement	47

9.7	Expenses	47

9.8	Entire Agreement	47

9.9	Severability	47

9.10	Counterparts; Signatures; Section Headings	47

9.11	Waiver of Jury Trial	48

9.12	Submission to Jurisdiction	48

Table of Contents

Page

EXHIBITS
Exhibit A	Form of Warrant
Exhibit B	Release and Covenant Not to Sue
Exhibit C	Standstill and Voting Agreement
Exhibit D	Form of Joinder
SCHEDULES
Schedule 1.1(d):	Managers and Officers of the Surviving Entity
Schedule 2.2:	Capitalization
Schedule 2.4:	Seller Consents and Approvals
Schedule 2.5:	Financial Statements
Schedule 2.6(b):	Operation of Business
Schedule 2.7:	No Undisclosed Liabilities
Schedule 2.8:	Litigation; Compliance with Law; Licenses
Schedule 2.9:	Employee Benefit Plans
Schedule 2.10(a):	Pilus IP
Schedule 2.10(j):	Licenses of Pilus IP
Schedule 2.11(a):	Material Contracts
Schedule 2.13(a):	Affiliated Party Transactions – Obligations and Proceedings
Schedule 2.13(b):	Affiliated Party Transactions – Loans and Advances
Schedule 2.13(c):	Affiliated Party Transactions – Ownership
Schedule 2.14(a):	Real Property
Schedule 2.14(c):	Environmental Laws
Schedule 2.16:	Insurance
Schedule 2.18(a):	Employees and Independent Contractors
Schedule 2.18(b):	Directors and Managers
Schedule 2.18(d):	Compliance with Employment Law
Schedule 2.19:	Accredited Investors
Schedule 3.3:	Purchaser Consents and Approvals
Schedule 5.5:	Preservation of Business

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of November 25, 2013, by and among Tauriga Sciences, Inc., a Florida corporation (“Tauriga”), Pilus Acquisition, LLC, an Ohio limited liability company and wholly-owned subsidiary of Tauriga (“Acquisition Sub” and together with Tauriga, the “Purchasers”), Bacterial Robotics, LLC, an Ohio limited liability company (“Parent”), Pilus Energy, LLC, an Ohio limited liability company (“Pilus”), Dr. Daniel J. Hassett, PhD (“Hassett”), Ian Cody Harrison (“Harrison”), and the other Persons who from time to time become parties hereto in accordance herewith (together with Hassett, Harrison and Parent, “Members”, the Members and Pilus are collectively referred to as “Sellers”).  Tauriga, Acquisition Sub, Pilus, Parent, Hassett, Harrison, and, upon their execution hereof, the other Members party hereto are each referred to herein as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Parent is the owner and/or licensee of patents and/or other intellectual property relating generally to development of genetically modified micro-organisms tailored to perform one or more specific functions in microbial fuel cells, such as to clean polluting molecules from wastewater (“Technology”).

WHEREAS, Pilus and Parent desire Tauriga to, and Tauriga desires to, assist in the commercialization of the Technology.

WHEREAS, for the purposes thereof, the Parties desire that Tauriga acquire Pilus through a merger of Acquisition Sub with and into Pilus with Pilus being the surviving entity (the “Merger”).

WHEREAS, the board of directors of Tauriga and board of managers of Pilus believe that a business combination of Tauriga and Pilus would be in the best interests of the stockholders or members of both entities.

WHEREAS, as a result of the Merger, Pilus will become a wholly-owned subsidiary of Tauriga and the Members of Pilus will receive warrants exercisable for common stock in Tauriga.

WHEREAS, as a condition to the Merger, Parent will grant Pilus an exclusive license to the Technology.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows.

ARTICLE I

THE MERGER; CERTAIN DEFINITIONS.

1.1 The Merger.

(a) Structure.  Subject to the terms and provisions of this Agreement, and in accordance with Ohio Revised Code 1705.36 (the “ORC”), at the Effective Time, Acquisition Sub shall be merged with and into Pilus.  Pilus will be the surviving entity of the Merger (sometimes hereinafter called the “Surviving Entity”) and will continue its corporate existence under the laws of the State of Ohio as a subsidiary of Tauriga.  At the Effective Time, the separate corporate existence of Acquisition Sub shall cease.

(b) The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Nixon Peabody LLP, 437 Madison Avenue, New York, New York 10022, commencing at 10:00 a.m. local time on the earlier to occur of (a) the business day following the date on which all the conditions set forth in Sections 4.1 and 4.2 have been satisfied or waived (other than conditions with respect to actions the respective Parties will take at the Closing itself), or (b) such other date as the parties may mutually determine (in each case, the “Closing Date”).

(c) Actions at the Closing.  At the Closing, (i) Tauriga and Acquisition Sub will deliver to Pilus the various certificates, instruments, and documents referred to in Section 4.2 below, (ii) Parent and Pilus will deliver to Tauriga the various certificates, instruments, and documents referred to in Section 4.1 below, and (iii) the Surviving Entity shall file with the Secretary of State of the State of Ohio a properly executed Certificate of Merger.

(d) Effect of Merger.

(i) General.  The Merger shall become effective at the time (the “Effective Time”) the Surviving Entity files the Certificate of Merger with the Secretary of State of the State of Ohio.  The Merger shall have the effect set forth in the ORC.

(ii) Articles of Organization.  The Articles of Organization of the Surviving Entity will be the Articles of Organization of Acquisition Sub in effect immediately prior to the Merger.

(iii) Operating Agreement.  The Operating Agreement of the Surviving Entity will be the Operating Agreement of the Acquisition Sub in effect immediately prior to the Merger.

(iv) Conversion of Membership Interests of Acquisition Sub.  At and as of the Effective Time, all issued and outstanding membership interests of Acquisition Sub will be canceled and retired and shall cease to exist and neither membership interests of the Surviving Entity nor any cash, property, rights, other securities or obligations of the Surviving Entity shall be issued therefor, except as provided in Section 1.2 below.

(v) Managers and Officers.  From and after the Effective Time, the managers and officers of the Surviving Entity shall be as set forth on Schedule 1.1(d) hereto.  In addition, Phyllis G. Scalettar, PhD and Harrison shall also be appointed as senior vice presidents of Tauriga.

(vi)   Abandonment of Merger.  Subject to Article VIII, at any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the board of managers of Acquisition Sub or Pilus, notwithstanding the approval of this Agreement by the members of either of the constituent entities.

1.2 Merger Consideration.

(a) Merger Deposit.  Upon the execution and delivery of this Agreement, in contemplation of and consideration for the transactions contemplated hereby, Tauriga shall pay Pilus by wire transfer or other delivery of immediately available funds to the bank accounts of Pilus specified by Pilus in writing, an amount equal to fifty thousand dollars ($50,000), payable within fifteen (15) business days of the date hereof, to serve as an irrevocable and nonrefundable deposit for the Merger, and as to which Pilus and/or Parent shall have immediate access and use.

(b) Issuance of Warrant for Tauriga Common Stock.  At the Closing, the issued and outstanding Class A Membership Units and Class B Membership Units of Pilus (collectively, the “Pilus Interests”) shall be converted into the right to receive a warrant, substantially in the form of Exhibit A (each a “Warrant” and collectively, the “Warrants”), exercisable for a number of shares of Tauriga’s common stock, $.00001 par value per share (the “Tauriga Common Stock”) determined in accordance with the Conversion Ratio.  The Warrants shall be allocated among the holders of Pilus Interests in accordance with his or its respective proportional holdings of Pilus Interests as of the Closing; provided, however, for the avoidance of doubt, no Person will be entitled to Warrants unless such Person has been admitted as a Member of Pilus prior to the Effective Time and is a Party to this Agreement.  Notwithstanding the foregoing, the Pilus Interests held by Harrison that are subject to vesting under the Consulting Agreement shall be subject to vesting as contemplated in Section 4.2(l) hereof after exercise of his Warrant.  No Warrant or scrip representing fractional shares of Tauriga Common Stock will be issued in the Merger upon the surrender for exchange of the Pilus Interests, and any such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Tauriga.  Each Member whose Warrant would otherwise have been exercisable for a fraction equal to one-half or more of a share of Tauriga Common Stock will receive a full share of Tauriga Common Stock upon exercise thereof, and any fractional interests of less than one-half of a share of Tauriga Common Stock will be canceled.

(c) Cancellation of Pilus Interests.  All Pilus Interests converted in accordance with this paragraph will no longer be outstanding and will automatically be cancelled and retired and shall cease to exist, and the Parent and the other Members of Pilus shall cease to have any rights with respect thereto, except the right to receive a Warrant exercisable for a number of shares of Tauriga Common Stock in accordance with the Conversion Ratio in accordance with Section 1.2(c).  In no event shall Parent or any other Member be entitled to receive interest on any funds to be received in the Merger.  At and as of the Effective Time, each issued and outstanding unit of Pilus Interests and any other equity interest in Pilus issued and outstanding or held in Pilus’s treasury shall automatically be canceled and extinguished and no payment shall be made in respect thereof except according to the provisions of this Agreement.  No unit of Pilus Interests outstanding prior to the Effective Time shall be deemed to be outstanding or to have any rights after the Effective Time.  After the Effective Time, there shall be no further registration of transfers of Pilus Interests outstanding immediately prior to the Effective Time on Pilus’s membership interest transfer books.

(d) Issuance of Interests to Tauriga.  At the Effective Time, all of the membership interests of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid membership interest of the Surviving Entity.  At the Effective Time, Surviving Entity shall issue a membership interest certificate to and in the name of Tauriga for one (1) membership unit.

(e) Delivery of Pilus Interests.  At the Effective Time, Parent and each other Member shall, and Pilus shall cause each Member to transfer to Tauriga, the Pilus Interests owned by such Member, free and clear of all Encumbrances and competing claims, and each Member shall deliver to Tauriga any membership interest certificates evidencing the Pilus Interests and such instruments of transfer and other documents as Purchaser shall reasonably request together with any and all necessary membership interest transfer Tax stamps.

1.3 Tax Withholding.  Tauriga and the Surviving Entity each shall be entitled to deduct and withhold from the merger consideration set forth in Section 1.2 or other amounts otherwise payable pursuant to this Agreement to any holder or former holder of Pilus Interests such amounts, if any, as Tauriga or the Surviving Entity, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of any Legal Requirement.  To the extent that amounts are so withheld by Tauriga or the Surviving Entity and then remitted to the relevant Governmental Entity on behalf of the former holder of Pilus Interests, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the holder or former holder of the Pilus Interests in respect of which such deduction, withholding and remittance to the relevant Governmental Entity was made by Tauriga or the Surviving Emtity, as the case may be. Tauriga or the Surviving Entity shall, to the extent reasonably necessary, cooperate with each other and with the former holders of the Pilus Interests in the collection, preparation and filing of any forms or other documentation relating to any claim of exemption or relief from any requirement to withhold so as to eliminate or minimize to the greatest extent possible any such requirement.

1.4 Antidilution Adjustments.  In the event that, at any time from the date hereof until the Effective Time, Tauriga changes (or establishes a record date for changing) the number of shares of the Tauriga Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding shares of Tauriga Common Stock, then the Conversion Ratio shall be appropriately adjusted to reflect such change and each Warrant issued pursuant to Section 1.2(b) will be cancelled and replaced with a Warrant exercisable for a number of shares of Tauriga Common Stock as adjusted.

1.5 Appraisal Rights.  It shall be a condition to the Closing that no rights of dissension or appraisal under the ORC shall have been asserted or exercised by Parent or any other Member.  Each Member party hereto hereby waives any appraisal rights under the ORC arising out of the transactions contemplated in this Agreement and shall take all actions necessary or desirable under the ORC to waive such rights.

1.6 Certain Definitions.  As used in this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person.  As used herein, the term “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

(b) “Confidential Information” means (whether disclosed in writing or orally) any and all non-public and/or proprietary information with respect to the business, services, operations, assets, properties, financial condition, plans and prospects of a Party and its Subsidiaries and Affiliates including Intellectual Property and information relating to acquisition targets and acquisition strategies, pricing for acquisitions, financial information or projections and other information concerning acquisition targets and potential acquisition targets, proposed financing arrangements, customers and vendors, business strategies, plans and prospects, agreements, business records, information relating to intellectual property, marketing and sales strategies, pricing strategies, programs, source codes, object codes, algorithms and the related documentation, software designs (in each case regardless of the medium in which it is maintained or stored), internet strategies, URL designations and any other information which a Party designates that it has received pursuant to a confidentiality obligation to another Person, together with all derivative works, copies, reports, summaries, studies, compilations and other documentation which contain or otherwise reflect or are generated from any of the foregoing.

(c) “Consulting Agreement” means the Consulting Agreement dated July 25, 2013 between Harrison and Pilus.

(d) “Contract” means any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, option, employment agreement, contract, undertaking, understanding, covenant, agreement or other instrument, whether oral or written.

(e) “Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, medical waste, special waste, asbestos, petroleum or petroleum-derived substance, radioactive material or waste, or any constituent of any such substance or waste and including any substance which any Governmental Entity or lawful representative thereof requires to be controlled, removed, monitored, encapsulated or remediated or otherwise addressed for the purposes of protection of the environment or public or worker health and safety.

(f) “Conversion Ratio” means 1:100 (each Pilus Interest shall be converted into a right to receive 100 shares of Tauriga Common Stock upon exercise of the Warrant in respect thereof).

(g) “Employee Benefit Plan” means (a) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA); (b) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA); and (c) any other written or oral plan, agreement, program, policy, practice, contract, understanding, or other arrangement or commitment of any kind providing for, either directly or indirectly, compensation, bonuses, vacation, termination pay, performance awards, fringe benefits, insurance coverage, severance benefits, disability benefits, deferred compensation, stock options, stock purchase, phantom stock, stock appreciation or any type of stock-related awards, early retirement benefits, welfare benefits, one or more severance plans, any other form of incentive compensation or post-retirement compensation or any other employee benefit of any kind, whether formal or informal, funded or unfunded, and whether or not legally binding, which currently is or has been sponsored, maintained, contributed to, or required to be contributed to, by a Party, any Subsidiary of a Party, or any ERISA Affiliate, or for which a Party, any Subsidiary of a Party, or any ERISA Affiliate has or has had any obligation or any liability of any nature, contingent or otherwise, or for which there is a reasonable expectation of such obligation or liability, on or before the Closing for the benefit of any present or former employees, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of a Party, any Subsidiary of a Party, or any ERISA Affiliate.

(h) “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

(i) “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

(j) “Encumbrance” means a claim, lien, mortgage, encumbrance, pledge, security interest, easement, license, encroachment, option, right of occupation, litigation, conditional sale or other title retention Contract, restrictive covenant, charge, defect in title or other restriction of any kind, whether arising by Contract or Legal Requirements.

(k) “Environmental Laws” means any federal, state or local law or ordinance or regulation pertaining to the protection of the environment, natural resources, safety or health of human beings or other living organisms (as such relates to exposure to any Hazardous Substance), or to the manufacture, distribution in commerce, use or Release of any Hazardous Substance, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC ss.9601 et seq., the Emergency Planning and Community Right-to-Know Act, 42 USC ss.  11001 et seq., and the Resource Conservation and Recovery Act, 42 USC ss.  6901 et seq.

(l) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m) “ERISA Affiliate” means any entity which with respect to a Party or Subsidiary of a Party is or was a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included a Party or any Subsidiary of a Party.

(n) “GAAP” means United States generally accepted accounting principles, consistently applied.

(o) “Governmental Authorizations” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

(p) “Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(q) “Hazardous Substance” means (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation and Liability Act, Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon, (v) any other pollutant or Contaminant; and (vi) any substance, material or waste regulated by any Governmental Entity pursuant to any Environmental Law.

(r) “Indebtedness” of any Person means: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services other than trade accounts arising in the Ordinary Course of Business, (iii) all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or cash equivalents), bankers’ acceptances and similar instruments (in each case, whether or not matured), (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person, (vi) all obligations of such Person as lessee which should be capitalized in accordance with GAAP, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (viii) all Contracts, undertakings or arrangements by which any Person guarantees, endorses or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise assure a creditor against loss) the Indebtedness, similar obligation or any other similar liability of any other Person, or guarantees the payment of dividends or other distributions upon the equity securities or interests of any other Person.

(s) “Intellectual Property” means with respect to any Party and its Subsidiaries, collectively all (i) United States and foreign patents and patent applications and industrial design registrations, including provisional patent applications, patent disclosures, continuations, continuations-in-part, divisions, reissues, reexaminations, extensions, utility models, certificates of invention and design patents, registrations, and applications for registration, (ii) United States, state and foreign trademarks and service marks, internet domain names, uniform resource locators (URLs), and any variants thereof (for example, .net, .biz, .info), logos, words, designs, slogans, product and service names, product descriptions, trade dress, trade names, corporate names, assumed names, and other trade designations whether the foregoing are registered or unregistered, and all United States, state and foreign registrations and applications to register the foregoing, (iii) United States and foreign copyrights, maskwork rights and other rights in original works of authors, whether registered or unregistered, and pending applications to register the same, (iv) computer software programs or applications (in both source and object code versions), including any related technical documentation, (v) trade secret rights and other similar rights in confidential ideas, know-how, concepts, inventions, methods, processes, formulae, technical data, specifications, research and development information, confidential business information, technology, product roadmaps, reports, data, customer lists, mailing lists, business plans, and other proprietary information, all of which derive value, monetary or otherwise (actual or potential), from being maintained in confidence and not known to such Party’s competitors, (vi) inventions, confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how and general intangibles of like nature, together with all goodwill, registrations and applications related to any of the foregoing whether or not protectable as a matter of law, (vii) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions), and (viii) copies and tangible embodiments thereof.  In the case of Pilus, the “Intellectual Property” of Pilus for the purposes of this Agreement be deemed to include the Pilus IP.

(t) “Knowledge of Pilus” means the knowledge of Jason Barkeloo, each individual Seller, Phyllis G. Scalettar, Randy Irvin and John Smith where any such Person is actually aware of the fact or matter or a prudent individual in a similar position could be expected to discover or otherwise become aware of the fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of the fact or matter.

(u) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty or order or decree of any court or arbitral body.

(v) “License” means a license, permit, certification, qualification, or franchise issued by any Governmental Entity.

(w) “Material Adverse Effect” means any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, condition, property, or results of operations of a Party.

(x) “Member Approval” means approval of each of the Members in a meeting duly called pursuant to and upon the notice required by the ORC.

(y) “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

(z) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

(aa) “Proceeding” means a claim, suit, action, inquiry, litigation, arbitration, dispute, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitral body, whether at law or in equity.

(bb) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into, out of or under  any real property, plant, building, facility, structure, underground storage tank or other similar asset owned, used, leased or operated by Pilus, together with all rights, privileges and easements appurtenant thereto of any Hazardous Substance or Contaminant, including the movement of Hazardous Substances or Contaminants through or in the air, soil, surface water, groundwater or such real property.

(cc) “Required Consents” means the consents, approvals, orders, authorizations, notifications, notices, estoppel certificates, releases, registrations, ratifications, declarations, filings, waivers, exemptions or variances with respect to any License, Legal Requirement or Contract or otherwise as are set forth on Schedule 2.4 hereof with respect to Seller, and Schedule 3.3 with respect to Purchasers.

(dd) “SEC” means the United States Securities and Exchange Commission.

(ee) “Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

(ff) “Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Entity or payable pursuant to any tax-sharing agreement.

(gg) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(hh) “Transaction Documents” means this Agreement and each other agreement, instrument, document, and certificate to be executed and delivered by the Parties pursuant to this Agreement.

1.7 Cross-References.  For reference purposes only, the following capitalized terms are defined in the Sections of this Agreement set forth below:

Term	Section
“Acquisition Sub”	Preamble
“Agent” or “Agents”	Article VII
“Agreement”	Preamble
“Alternative Proposal”	Section 5.9(b)
“Closing”	Section 1.1(b)
“Closing Date”	Section 1.1(b)
“Code”	Section 1.3
“Costs”	Section 6.1
“Effective Time”	Section 1.1(d)
“Exchange Act”	Section 3.5
“Field of Use 1”	Section 2.10(b)
“Field of Use 2”	Section 2.10(b)
“Fields of Use”	Section 2.10(b)
“Harrison”	Preamble
“Hassett”	Preamble
“Indemnitee”	Section 6.4(a)
“Indemnitor”	Section 6.4(a)
“Indemnity Certificate”	Section 6.4(a)
“Joinder”	Section 4.2(o)
“Latest Pilus Balance Sheet”	Section 2.5(a)
“Leased Property”	Section 2.14(a)
“Material Contracts”	Section 2.11(a)
“Member”	Preamble
“Merger”	Recitals
“Merger Shares”	Section 2.19
“ORC”	Section 1.1(a)
“Owned Property” “Parent”	Section 2.14(a) Preamble
“Party” or “Parties”	Preamble
“Pilus”	Preamble
“Pilus Interests”	Section 1.2(b)
“Pilus IP”	Section 2.10(a)
“Pilus Financial Statements”	Section 2.5(a)
“Purchasers”	Preamble
“Real Property”	Section 2.14(a)
“Real Property Leases”	Section 2.14(a)
“Representatives”	Section 5.9(a)
“Restricted Employees”	Section 5.11(a)(ii)
“Restricted Period”	Section 5.11(a)
“Securities Act”	Section 2.19(b)
“Sellers”	Preamble
“Straddle Period”	Section 5.14(a)
“Surviving Entity”	Section 1.1(a)
“Tauriga”	Preamble
“Tauriga Common Stock”	Section 1.2(b)
“Tax Liability”	Section 2.12(c)
“Technology”	Recitals
“Warrant”	Section 1.2(b)

1.8 Construction.  In this Agreement, except to the extent otherwise provided or that context otherwise requires:

(a) the words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears;

(b) all references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to and Schedules delivered with this Agreement;

(c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d) the definitions given for terms in Sections 1.6 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined;

(e) any pronoun shall include the corresponding masculine, feminine and neuter forms;

(f) all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America;

(g) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date;

(h) “or” has the inclusive meaning represented by the phrase “and/or”;

(i) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto;

(j) all references in this Agreement to days shall mean calendar days unless business days are specified; and

(k) “shall” and “will” have equal force and effect.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS. .

Parent and Pilus jointly and severally represent and warrant to Tauriga and Acquisition Sub that each of the following statements is true and correct as of the date of this Agreement (unless stated as of another date) and shall be true and correct as of the Closing Date, and each other Seller severally represents and warrants to Tauriga and Acquisition Sub that each of the statements set forth in Sections 2.2, 2.3, 2.4 and 2.19 is true and correct as of the date of this Agreement (unless stated as of another date) and shall be true and correct as of the Closing Date:

2.1 Organization.  Pilus is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of Pilus and Parent is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on such Seller.  Each of Pilus and Parent has delivered to Tauriga true, correct and complete copies of its Articles of Certificate of Organization, Operating Agreement and other organizational documents, as currently in effect, of such Seller.

2.2 Capitalization.

(a) All membership interests or other equity interests of Pilus, and the record and beneficial ownership of all membership interests and other equity interests of Pilus, are set forth on Schedule 2.2.  The Pilus Interests constitute all of the authorized and issued or outstanding membership interests of Pilus.  The Pilus Interests are duly authorized, validly issued and fully paid.  Except as contemplated by this Agreement or set forth on Schedule 2.2, there are no (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating, now or in the future, Pilus to issue, transfer or sell any membership interests, options, warrants, calls or other equity interest of any kind whatsoever in Pilus or securities convertible into or exchangeable for such membership interests or other equity interests, (ii) contractual obligations of Pilus to repurchase, redeem or otherwise acquire any membership interests or other equity interest of Pilus, (iii) rights of first refusal, rights of first offer, preemptive or similar rights granted by Pilus in respect of membership interest or any other equity interests of Pilus, or (iv) voting trusts, proxies or similar agreements to which Pilus is a party with respect to the voting of the membership interests of Pilus.

(b) Pilus does not have any direct or indirect Subsidiaries or hold any equity or ownership interest of any kind, whether beneficially or of record, in any Person.

(c) Pilus has no outstanding Indebtedness the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the members of Pilus on any matter.  There are not any Contracts to which Pilus is bound or otherwise subject to repurchase, redeem or otherwise acquire any equity interests of Pilus.  There are no proxies, voting trusts or other Contracts to which either Seller is a party or is bound with respect to the voting of the equity interests of, or other equity interests in, Pilus.  There are no contractual obligations or commitments of any character to which either Seller is a party or by which either Seller is bound restricting the transfer of, or requiring the registration for sale of, any equity interests of Pilus.

2.3 Authorization; Validity of Agreement.  Each Seller has the requisite power and authority (or in the case of individual Members, the legal capacity) to execute, deliver and perform this Agreement and each of the other Transaction Documents to be executed and delivered by such Person pursuant to this Agreement, and to assume and perform any obligations hereunder and thereunder, and, subject to receipt by Pilus of Member Approval, to consummate the transactions contemplated hereby and thereby.  This Agreement has been and each of the other Transaction Documents to be executed and delivered by such Person pursuant to this Agreement will at Closing be, duly authorized, executed and delivered by such Person and, assuming the due authorization, execution and delivery by each of Tauriga and Acquisition Sub, constitute a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.  Except for the Member Approval on the part of Pilus, no other limited liability company proceedings on the part of Pilus and Parent or any holders of any of their respective equity interests are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby, including the Merger, other than the filing of the Certificate of Merger pursuant to the ORC.

2.4 No Violations; Consents and Approvals.

(a) Except as set forth on Schedule 2.4, the execution, delivery and performance of each of this Agreement and the other Transaction Documents by the Sellers do not, and the consummation by each Seller of the transactions contemplated hereby and thereby will not: (i) in the case of a Seller that is an entity, violate any provision of such Seller’s Articles or Certificate of Organization, Operating Agreement or other organizational documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract applicable to such Seller or to which such Seller is a party, after giving effect to any Required Consents, or (iii) violate any Legal Requirement applicable to such Seller or any of its respective properties or assets.

(b) No consents, approvals, orders, authorizations, notifications, notices, estoppel certificates, releases, registrations, ratifications, declarations, filings, waivers, exemptions or variances with, to or of any Governmental Entity or Person is required in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents by the Sellers or the consummation by the Sellers of the transactions contemplated hereby and thereby, except the Required Consents set forth on Schedule 2.4 hereof.

2.5 Financial Statements.

(a) Attached as Schedule 2.5 are the unaudited balance sheets of Pilus as of December 31, 2012 (the “Latest Pilus Balance Sheet”) and September 30, 2013, together with the related unaudited statements of income and statement of changes in members’ equity for the fiscal year or nine-months then ended (collectively, the “Pilus Financial Statements”).

(b) The Pilus Financial Statements have been prepared by Pilus and have been derived from, and agree with, the books and records of Pilus and fairly present the financial position of Pilus as of the respective dates thereof and the results of operations of Pilus for the respective periods set forth therein.  The Pilus Financial Statements have been prepared in accordance with GAAP as of the dates and for the periods involved, subject to the absence of notes.

(c) The Pilus Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein and except for the absence of footnotes.  The Pilus Financial Statements present fairly in all material respects the financial position, results of operations and members’ equity of Pilus for the respective periods indicated.

(d) Pilus maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain assets accountability, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, except for any controls the absence of which would not reasonably be expected to have a Material Adverse Effect on Pilus.

(e) All accounts payable of Pilus arose in bona fide arm’s length transactions in the ordinary course of business.  All accounts receivable of Pilus have arisen from bona fide transactions by Pilus in the ordinary course of business and are not subject to counterclaims or setoffs.  No such receivable has been outstanding for more than ninety (90) days beyond its due date.  All of the accounts receivable reflected on the Latest Pilus Balance Sheet are good and collectible in the ordinary course of business at the aggregate amounts recorded in respect thereof, net of any applicable allowance for doubtful accounts, which allowances have been determined on a basis consistent with the basis used in determining the allowances for doubtful accounts reflected in the Latest Pilus Balance Sheet.

(f) Pilus is not obligated with respect to, and has no liability for, any Indebtedness.

2.6 Operation of Business.

(a) Since the date of the Latest Pilus Balance Sheet, Pilus has not suffered any Material Adverse Effect, and no fact or condition exists or is threatened which might reasonably be expected to have a Material Adverse Effect in the future.

(b) Except as set forth on Schedule 2.6(b), since the December 31, 2012, Pilus has conducted the business in all material respects only in the Ordinary Course of Business.  Without limiting the generality of the foregoing, since December 31, 2012, Pilus has not taken any of the following actions and Parent has not authorized Pilus to take any of the following actions:

(i) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of membership interests or other equity interest or any security convertible into its equity interests, permitted any transfer of its membership interests by any member, or admitted any Person as a member;

(ii) paid any obligation or liability (absolute or contingent) other than current liabilities reflected on the Latest Pilus Balance Sheet and current liabilities incurred since the date thereof in the ordinary course of business consistent with past practice;

(iii) undertaken or committed to undertake capital expenditures exceeding $5,000 for any single project or related series of projects;

(iv) sold, leased, transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Latest Pilus Balance Sheet or any assets acquired after the date thereof;

(v) made any acquisition or disposition of any assets or become involved in any other material transaction, including, without any limitation, any merger or consolidation with, purchase of all or part of the assets of, or acquisition of any business of any proprietorship, firm, association, corporation or other business organization or division thereof;

(vi) cancelled any debts owed to Pilus or claims held by Pilus, including the settlement of any claims or litigation, or waived any rights;

(vii) created, incurred, guaranteed or assumed any Indebtedness or entered into any capitalized leases;

(viii) accelerated collection of any note or account receivable to a date prior to the date such collection would have occurred in the Ordinary Course of Business;

(ix) delayed payment of any account payable or other liability of Pilus, beyond its due date or the date when such liability would have been paid in the Ordinary Course of Business;

(x) granted any bonus or other special compensation or increased the compensation or benefits payable or to become payable to any managers, officers or employees, or instituted any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan;

(xi) hired or terminated any employees or independent contractors;

(xii) increased or reduced any compensation or benefits payable to any manager, officer, employee or independent contractor or made any other change in the terms of engagement, employment or service of any such Person;

(xiii) encountered any labor difficulties or labor union organizing activities;

(xiv) sold, assigned, licensed or otherwise transferred any Intellectual Property or other similar intangible assets, or disclosed any proprietary or confidential information to any Person (other than Tauriga and its agents);

(xv) made any change in accounting methods or practices or in the method of maintaining books, accounts or business records;

(xvi) declared, set aside or paid any dividend or made any other distribution (whether in cash, stock or other property) to any holders of the membership interests or any other equity interests of Pilus;

(xvii) purchased, redeemed, called for purchase or redemption or otherwise acquired any equity interests of Pilus;

(xviii) made any write-offs as uncollectible of any notes or accounts receivable;

(xix) entered into, amended, modified, accelerated or terminated any Contract, or suffered the other party to any Contract to amend, modify, accelerate or terminate such Contract, or, except as otherwise contemplated herein, entered into any transaction other than in the Ordinary Course of Business or any transaction involving commitments for expenditures in excess of $5,000;

(xx) suffered any material physical damage, destruction or loss (whether or not covered by insurance) affecting its properties, business or prospects;

(xxi) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or prior to the Closing Date);

(xxii) made or pledged to make any charitable contribution or other capital contribution outside the Ordinary Course of Business;

(xxiii) violated any Legal Requirement, if such violation would reasonably be expected to have a Material Adverse Effect on Pilus, or failed to maintain all Licenses required to operate its business as it is currently being conducted or proposed to be conducted; or

(xxiv) agreed or committed to do or authorized any of the foregoing.

2.7 No Undisclosed Liabilities.  Except as set forth on Schedule 2.7, Pilus has no liabilities, Indebtedness or obligations of any kind, whether known or unknown, absolute, accrued, contingent, matured, unmatured or otherwise, and whether due or to become due, and whether or not required by GAAP to be recorded or reflected on a balance sheet of Pilus, and there is no existing condition or situation which could be reasonably expected to result in any such liabilities, Indebtedness or obligations, other than those that (i) are set forth or reserved against on the Latest Pilus Balance Sheet; or (ii) were incurred in the Ordinary Course of Business since the date of the Latest Pilus Balance Sheet and which would not reasonably be expected to have a Material Adverse Effect on Pilus.

2.8 Litigation; Compliance with Law; Licenses.

(a) Except as set forth on Schedule 2.8, there is no Proceeding pending, nor, to the Knowledge of Pilus, threatened, that involves or affects Pilus, by or before any Governmental Entity, court, arbitration panel or any other Person.  There is no judgment, decree, injunction, ruling or order of any Governmental Entity or arbitral body outstanding against Pilus.

(b) Pilus is and has, at all times since January 1, 2007 been in compliance with all applicable Legal Requirements, including but not limited to Legal Requirements relating to Taxes, zoning, building codes, antitrust, occupational safety and health, industrial hygiene, environmental protection, water, ground or air pollution, the generation, handling, treatment, storage or disposal of Hazardous Substances, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and the payment of withholding and social security Taxes.  Except as set forth on Schedule 2.8, since January 1, 2007, neither Pilus nor Parent has received any notice of any violation or alleged violation of any Legal Requirement.

(c) Except as set forth on Schedule 2.8, Pilus has every License by or on behalf of any Person required for it to conduct its business as presently conducted and as contemplated to be conducted.  All such Licenses are in full force and effect and neither Parent nor Pilus has not received notice of any pending cancellation or suspension of any thereof nor, to the Knowledge of Pilus, is any cancellation or suspension thereof threatened.  The applicability and validity of each such License will not be adversely affected by the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

2.9 Employee Benefit Plans; ERISA.

(a) Schedule 2.9 lists each Employee Benefit Plan that Pilus maintains or to which Pilus contributes.

(b) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a Material Adverse Effect on Pilus.

(c) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.  All premiums or other payments which are due have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(d) There are no pending or, to the Knowledge of Pilus, threatened Proceedings by or on behalf of any participant or beneficiary in any Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan or the assets of any Employee Benefit Plan, other than routine claims for benefits or claims that, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Pilus.

(e) Except as set forth on Schedule 2.4, neither the execution of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby and thereby (alone or together with any other event) would reasonably be expected to, pursuant to any Employee Benefit Plan or Contract: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former employee, consultant or director of Pilus or Parent, (ii) materially increase any benefits otherwise payable to any such individual, or (iii) result in the acceleration of the time of payment or vesting of any such material benefits.

(f) Each Employee Benefit Plan, employment agreement or other arrangement that is a nonqualified deferred compensation arrangement subject to Code Section 409A complies in all material respects with the requirements thereof and the IRS guidance issued thereunder, in both form and operation.  No such plan or payment to be made pursuant to any such plan would reasonably be expected to give rise to any Tax or penalty under Code Section 409A.  Each option granted by Pilus has been granted under terms such that the option is exempt from the requirements of Code Section 409A.

2.10 Intellectual Property.

(a) Schedule 2.10(a) sets forth all: (i) United States and foreign patents and patent applications and industrial design registrations, including prepared and unfiled provisional patent applications or non-provisional patent applications, provisional patent applications, patent disclosures, continuations, continuations-in-part, divisions, reissues, reexaminations, extensions, utility models, certificates of invention and design patents, registrations, and applications for registration, (ii) United States, state and foreign trademarks and service marks, internet domain names, uniform resource locators (URLs), and any variants thereof (for example, .net, .biz, .info), logos, words, designs, slogans, product and service names, product descriptions, trade dress, trade names, corporate names, assumed names, and other trade designations whether the foregoing are registered or unregistered, and all United States, state and foreign registrations and applications to register the foregoing, and (iii) United States and foreign copyrights and other rights in original works of authors, whether registered or unregistered, and pending applications to register the same, all of the foregoing Intellectual Property being owned by, or licensed or sublicensed to Pilus by Parent, or being used by Pilus in its business as presently conducted and as contemplated to be conducted (“Pilus IP”), including the Pilus Energy Cincinnati Metro Sewer District pilot and the Pilus Energy Anheuser-Busch pilot.

(b) The Pilus IP set forth in Schedule 2.10(a) sets forth all Intellectual Property necessary for the operation of Pilus, as its business as presently conducted or as is contemplated to be conducted.  The Pilus IP comprises all the Intellectual Property that is necessary or desirable for the commercialization of the Technology in the making and using of genetically modified micro-organisms tailored to perform one or more specific functions in microbial fuel cells, such as to clean polluting molecules from wastewater.  As to the Intellectual Property in Schedule 2.10(a) in the family of applications arising from U.S. Patent Application No. 61/154,464, Parent has conveyed to Pilus an exclusive license thereto in the field of bacterial molecular genetics applied to microbial fuel cells, except for application thereof to senior housing, independent, assisted and long term care facilities (“Field of Use 1”).  As to the remaining Intellectual Property in Schedule 2.10(a), Parent has conveyed to Pilus an exclusive license thereto without limitation on the field of use (“Field of Use 2” and, collectively “Field of Use 1” and “Field of Use 2” are referred to herein as “Fields of Use”).  The original, first and joint inventors of the subject matter claimed in the issued patents and in the filed patent applications included in the Pilus IP on Schedule 2.10(a) are properly named.  To the Knowledge of Pilus, the applicable statutes governing marking of products covered by the Pilus IP have been fully complied with, in all material respects.

(c) Each item of Pilus IP is valid, subsisting and enforceable, and the Parent, and/or Pilus, as applicable, have complied with all the requirements of all United States and foreign patent offices and all other applicable Governmental Entities to maintain the Pilus IP in full force and effect, including payment of all required fees when due to such offices or agencies.  Neither Parent nor Pilus have received any notice or Proceeding challenging the validity or enforceability of such Pilus IP or alleging any misuse of such Pilus IP.  Neither Parent nor Pilus has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Pilus IP and, to the Knowledge of Pilus, there are no prior art references or prior public uses, sales, offers for sale or disclosures that could invalidate any of the Pilus IP or any claim thereof, or of any conduct the result of which could render the Pilus IP or any claim thereof invalid or unenforceable.  No Intellectual Property owned or used by Pilus, or licensed to Pilus, is known by Pilus or Parent to be currently involved in any Proceeding, such as an interference, reissue, reexamination, opposition, or cancellation, and, to the Knowledge of Pilus, no such Proceeding is threatened with respect to any of such Pilus IP.

(d) (i) To the Knowledge of Pilus, no Pilus IP is being infringed, misappropriated or otherwise violated by any third party, and (ii) to the Knowledge of Pilus, neither Pilus nor Parent is infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party.  Neither Parent nor Pilus has received notice of any Proceedings described in subsection (i) or (ii) above since January 1, 2007, and there are no Proceedings against Pilus or Parent presently pending or, to the Knowledge of Pilus, threatened, alleging infringement, misappropriation or other violation of any third party Intellectual Property.  There is no outstanding consent decree, settlement, order, injunction, judgment or ruling restricting the use or ownership of any Intellectual Property owned or used by Pilus or Parent, Pilus and Parent are not a party to any such outstanding consent decree, settlement, order, injunction, judgment or ruling and, to the Knowledge of Pilus, Pilus and Parent are not otherwise subject to any such outstanding consent decree, settlement, order, injunction, judgment or ruling.

(e) To the Knowledge of Pilus, there is no threatened Proceeding regarding or disputing the ownership, registrability, validity, or enforceability of, or use by Pilus or Parent of, any Pilus IP, except with respect to office actions in connection with applications in the ordinary course of prosecution of any applied-for Pilus IP.   To the Knowledge of Pilus, Parent and Pilus are in material compliance with and have not breached, violated or defaulted under, or received written notice that they have breached, violated or defaulted under, any of the material terms or conditions of any license, sublicense or other agreement to which they are a party or is otherwise bound relating to any of the Pilus IP, nor has there been or is there any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both), except with respect to any non-compliance, breach, violation or default which has been cured or which would not have a Material Adverse Effect.  To the Knowledge of Pilus, each such license, sublicense or other agreement relating to any of the Pilus IP is in full force and effect.

(f) Except as expressly provided in any Transaction Document, neither the execution, delivery or performance of this Agreement or any Transaction Document, nor the consummation of the transactions contemplated hereby or thereby will, with or without notice or the lapse of time or both: (i) result in any third party having or give any third party the right or option to modify or terminate any material license, covenant not to sue, immunity or other rights with respect to any Pilus IP, or (ii) result in any third party having or give any third party the right or option to receive, or to modify or accelerate the right or option to receive, any payment with respect to licensed Pilus IP.

(g) To the Knowledge of Pilus, none of the software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches or other information technology equipment of or otherwise used by Pilus or Pilus Energy contains any material “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “malicious code” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to: (i) disrupt, disable, harm, impair, distort or otherwise impede in any manner the operation of, or provide unauthorized access to, any of such information systems, or (ii) damage, destroy or misappropriate any trade secret, information, data or file on such information systems. Pilus uses commercially reasonable efforts to protect such information systems from becoming infected.  To the Knowledge of Pilus, there have been no material breaches of such information systems that resulted in a disclosure of any proprietary information of Pilus, or of any personally identifiable information in the possession of Pilus.  Pilus and/or Parent, as applicable: (A) have implemented commercially reasonable backup, access controls, logging, security, breach and loss detection, and loss and disaster recovery measures and technology with respect to such information systems, and (B) are in compliance in all material respects with all applicable Legal Requirement regarding the security of such information systems.

(h) Parent and Pilus have obtained from all parties (including current or former employees, consultants and subcontractors) who have created any portion of, or to the Knowledge of Pilus, who would otherwise have any rights in or to, the Pilus IP, valid and enforceable written assignments of any such work, invention, improvement or other rights to the Pilus IP and have made available, or will make available, true and complete copies of such assignments to Purchasers.  To the Knowledge of Pilus, no such employee, consultant or subcontractor of Parent or Pilus involved in the development of the Pilus IP has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of Parent or Pilus.  All amounts payable by Parent or Pilus to consultants and former consultants involved in the development of any Pilus IP have been paid in full.

(i) Each of Parent and Pilus has taken commercially reasonable measures to protect its ownership of, and rights in, all Pilus IP and, without limiting the foregoing, neither Parent nor Pilus has made any Pilus IP trade secrets, confidential information or proprietary information that it intended to maintain as confidential available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information.

(j) Except as set forth on Schedule 2.10(j), neither Parent nor Pilus has transferred ownership of Pilus IP or granted any license, sublicense or Contract conveying rights under Pilus IP to any other Person.

2.11 Material Contracts.

(a) Except as set forth on Schedule 2.11(a) Pilus is not party to or bound by:

(i) any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any Contract that includes any exclusive dealing arrangement or any arrangement that grants any material right of first refusal, right of first offer, preemptive right or similar right or that limits or purports to limit in any material respect the ability of Pilus (or that, following the consummation of the Merger, would materially restrict the ability of the Surviving Entity or its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or participate in any business anywhere in the world;

(iii) any Contract for the acquisition, sale, lease or license of properties or assets of Pilus with a value in excess of $5,000 (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 2007;

(iv) any Contract for any acquisition or disposition pursuant to which Pilus is subject to continuing indemnification or earn-out obligations (whether related to environmental matters or otherwise), in each case, that would reasonably be likely to result in payments by Pilus in excess of $5,000;

(v) any collective bargaining Contract;

(vi) any Contract that is a local marketing, joint sales, shared services, management services, independent sales agent, joint development, commercialization, distribution or similar Contract;

(vii) any employment or similar Contract providing for compensation, severance or a fixed term of employment in respect of services performed by any employee or independent contractor of Pilus;

(viii) any partnership, limited liability company or joint venture Contract where Pilus directly or indirectly owns an equity interest in the partnership, limited liability company or joint venture;

(ix) any Contract for capital expenditures in excess of $5,000 for any single item and $10,000 for any project consisting of multiple items;

(x) any Real Property Lease or other Contract relating to Real Property;

(xi) any Contract relating to Indebtedness;

(xii) any Contract entered into by Pilus with an officer, manager, employee, independent contractor or Affiliate of Pilus;

(xiii) any Contract relating to Intellectual Property;

(xiv) any Contract (other than any Contract of the type described in clauses (1) through (13) above) that: (A) involves the payment or potential payment by or to Pilus of more than $10,000 per annum or $20,000 in the aggregate, or (B) cannot be terminated within twelve (12) months after giving notice of termination and without resulting in any material cost, penalty or liability to Pilus.

Each Contract to which Pilus is a party of the type described in clauses (1) through (14) of this Section 2.11(a) is referred to in this Agreement as a “Material Contract.”

(b) Pilus has delivered or made available to Tauriga true, correct and complete copies of each Material Contract and all amendments, modifications and side letters with respect thereto.  Except to the extent that it has previously expired in accordance with its terms, each Material Contract is valid and in full force and effect in all material respects, and is enforceable against Pilus, and to the Knowledge of Pilus, is enforceable against each other party thereto, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general applicability relating to or affecting creditors’ rights generally, or by general equity principles.

(c) Except as would not reasonably be expected to have a Material Adverse Effect on Pilus: (i) Pilus is not, and to the Knowledge of Pilus no other party thereto is, in breach or violation of, or in default under, any Material Contract, and (ii) to the Knowledge of Pilus, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both).

(d) No Consent from or to any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Material Contract, other than such consents that have been obtained and are in full force and effect or that have been duly given and, in each case copies of such consents have been delivered to Tauriga and Acquisition Sub.

2.12 Taxes.

(a) Pilus has filed all Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all respects.  All Taxes owed by Pilus have been paid except for those not yet due.  Pilus is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by any Governmental Entity in a jurisdiction where Pilus does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Encumbrances on any of the assets of Pilus that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Pilus has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) Pilus is not aware that any Governmental Entity plans to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any liability with respect to any Taxes (a “Tax Liability”) of Pilus either: (A) claimed or raised by any Governmental Entity, or (B) as to which Pilus has Knowledge.  Pilus has delivered to Tauriga correct and complete copies of all federal and state income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Pilus for the last two (2) years.

(d) Pilus has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) To the Knowledge of Pilus, (i) Pilus has no transferee or successor liability for any unpaid material Taxes of any other Person, (ii) Pilus is not subject to any closing agreement, request to change a method of accounting, subpoena or request for information with or by any Governmental Entity with respect to its business, and (iii) Pilus is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

(f) Pilus has not been a beneficiary of or participated in any “listed transaction” described in Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding provision of state or local Law), and Pilus has properly disclosed all reportable transactions as required under Treasury Regulations Section 1.6011-4 (or any corresponding provision of state or local Law).

(g) Pilus is not a party to any Contract providing for the allocation or sharing of Taxes with a Person other than Parent (other than customary Tax gross-up or Tax indemnification provisions in credit agreements, derivatives, leases and other commercial Contracts entered into in the Ordinary Course of Business).

(h) Pilus is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal Income Tax purposes.

(i) There is no Contract covering any employee or independent contractor of Pilus that individually, or collectively, could give rise to a payment that would result in a nondeductible expense to Pilus by reason of Section 280G (determined without regard to Section 280G(b)(4)) nor an excise tax to the recipient of such payment under Section 4999 of the Code.

(j) Pilus has not, and nor has it ever had, a permanent establishment in any foreign country and does not engage and has not engaged in a trade or business in any foreign country.

2.13 Affiliated Party Transactions.

(a) Except as listed on Schedule 2.13(a) and except for obligations arising under the Transaction Documents, no Affiliate of Pilus has, directly or indirectly, any obligation to or Proceeding or claim against Pilus.

(b) Except as listed on Schedule 2.13(b) Pilus has not made any loan or advance to any member, officer, manager, employee or independent contractor of Pilus or guaranteed any Indebtedness of such Person.

(c) Except as listed on Schedule 2.13(c), no officer or manager of Pilus or any Affiliate of Pilus has, either directly or indirectly:

(i) an equity interest of five percent (5%) or more in any Person that purchases from or sells or furnishes to Pilus any goods or otherwise does business with Pilus; or

(ii) a beneficial interest in any Contract to which Pilus is a party or under which Pilus is obligated or bound or to which the property of Pilus may be subject, other than Contracts between Pilus and such Persons in their capacities as employees, officers or directors of Pilus; provided, however, that such representation and warranty shall not apply to the ownership, as a passive investment, by any such manager, officer or Affiliate of less than one percent (1%) of a class of securities listed for trading on a national securities exchange, automated quotation system or publicly traded in the over-the-counter market.

2.14 Real Property; Environmental Matters.

(a) Schedule 2.14(a) identifies, as of the date hereof: (i) all real properties (by name and location) owned by Pilus (the “Owned Property”), (ii) all material leases, subleases and occupancy Contracts for real properties and interests in real properties leased, subleased, occupied or operated by Pilus as lessee, sublessee or occupant (the “Leased Property”).  The Owned Property and the Leased Property are referred to herein collectively as the “Real Property”.  Schedule 2.14(a) also identified all leases, subleases and occupancy Contracts for Real Property to which Pilus is a party or pursuant to which it occupies Real Property (the “Real Property Leases”).

(b) Pilus has good and valid title to the Owned Property, and a valid leasehold interest in, subleasehold interest in, or other occupancy right with respect to, the Leased Property, sufficient to allow Pilus to conduct its business as and where currently conducted.  All of the buildings, fixtures and other improvements located on the Real Property are adequate and suitable in all material respects for the purpose of conducting the business of Pilus as presently conducted and as contemplated to be conducted.  There are no pending, or to the Knowledge of Pilus, threatened condemnation, eminent domain or similar proceedings affecting any of the Real Property.

(c) Except as set forth in Schedule 2.14(c), the operation of Pilus’s business is in compliance and has been since January 1, 2007 in compliance with all applicable Environmental Laws and orders or directives of any Governmental Entity having jurisdiction under such Environmental Laws, including any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances, and no actions are presently required to comply with any such applicable Environmental Laws.  There is no Proceeding pending or, to the Knowledge of Pilus, threatened asserting any liability under any Environmental Law against Pilus.  Pilus has not received any citation, directive, letter or other communication or notice of any Proceeding arising out of or relating to any Environmental Laws, from any Person arising out of the ownership of its properties or the conduct of its operations, and Pilus does not have Knowledge of any basis therefor.  Pilus is not a party to or otherwise subject to any judicial or administrative judgment, decree, order, consent order, settlement stipulation or Contract relating to any violation or alleged violation of any Environmental Law or the investigation, removal, remediation, monitoring or payment of penalties, costs or damages, including natural resource damages, related to or arising out of the actual or alleged Release of any Hazardous Substance or Contaminant which would reasonably be expected to have a Material Adverse Effect on Pilus.  Pilus has obtained and is maintaining in full force and effect all Licenses required by all Environmental Laws applicable to the business operations conducted on Pilus’s property and is in compliance with all such Licenses.

(d) There has been no Release of any Hazardous Substance at, on, under or from any Real Property or, during the period of ownership, lease or operation by Pilus, any real property formerly owned, leased or operated by Pilus or any present or former Affiliate of Pilus that would reasonably be expected to have a Material Adverse Effect on Pilus.  Pilus has not caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances in connection with the operation of its business or otherwise.

(e) Pilus has not been named as a responsible party or potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental Law.

(f) To the Knowledge of Pilus, the Owned Property does not contain any underground storage tanks, piping, septic tanks, drains, sumps, pits, ponds, impoundments, lagoons, landfills, waste piles or the unauthorized or unpermitted presence of any Hazardous Substance that would reasonably be expected to have a Company Material Adverse Effect on Pilus.

(g) Pilus has made available to Tauriga all environmental reports, Contracts, audits, studies, investigations, and other written or electronic environmental information created within the past five (5) years in its custody, possession or control concerning Pilus, their respective businesses, operations and products, or any Real Property or any other real property formerly owned, leased or operated by Pilus or any current or former Affiliate of Pilus.

2.15 Title and Sufficiency of Assets.  Pilus has good, valid and marketable title to all of the assets reflected on the Latest Pilus Balance Sheet as being owned by it (except to the extent that such assets have been disposed of after the date of such balance sheet in the Ordinary Course of Business), free and clear of all Encumbrances.  The assets, properties and rights owned, leased or licensed by Pilus and the Contracts to which Pilus is a party relating to its business, constitute all of the assets, properties, rights and Contracts required to conduct its business as presently conducted and as contemplated to be conducted.

2.16 Insurance.  Set forth in Schedule 2.16 is a list of all insurance policies of any kind covering Pilus.  Tauriga and Acquisition Sub have been provided copies of all such policies.  Each of these insurance policies: (a) are with insurance companies that are financially sound and reputable and are in full force and effect, (b) are sufficient for compliance with all material Legal Requirements and of all requirements under Material Contracts, (c) are valid, outstanding and enforceable policies, and (d) no coverage under any such insurance policy will be adversely affected by the Merger or the transactions contemplated in this Agreement or any Transaction Document,.  Since January 1, 2007, Pilus has not been denied any insurance coverage which it has requested.

2.17 Delivery of Documents; Corporate Records.  The minute books of Pilus contain true, correct and complete copies of the records of all meetings and consents in lieu of meetings of Pilus’s board of managers (and all committees thereof) and the members of Pilus since the date of its incorporation or organization.  The membership interest record of Pilus contains true, correct and complete copies of the records of all issuances and transfers of membership interests and other equity interests of Pilus since its inception.  True, correct and complete copies of all such minute books and membership interest record books have been provided to Tauriga and Acquisition Sub.

2.18 Labor and Employment Matters.

(a) Set forth on Schedule 2.18(a) is a true, correct and complete list of all employees and independent contractors of Pilus as of the date hereof and their respective positions and hire dates.  Pilus has provided Tauriga and Acquisition Sub current annual salary and bonus information for all Pilus employees, officers and directors.  Pilus is not aware of any employee or independent contractor who intends to terminate his or her employment relationship with Pilus or Surviving Entity as a result of the transactions contemplated hereby or otherwise.

(b) Set forth on Schedule 2.18(b) is a true, correct and complete list of the names and title of each director and manager of Pilus and such Person’s compensation during Pilus’s most recently ended fiscal year.

(c) (i) Pilus is not a party to or bound by any collective bargaining agreement or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Pilus, (ii) none of the employees of Pilus are represented by any labor organization and there are no organizational campaigns, demands, petitions or proceedings pending or, to the Knowledge of Pilus, threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representative of any group of employees of Pilus, (iii) there are no union claims to represent the employees of Pilus, and (iv) there are no strikes, controversies, slowdowns, work stoppages, lockouts or labor disputes pending or, to the Knowledge of Pilus, threatened against or affecting Pilus, and there have not been any such actions at any time since January 1, 2007.

(d) Pilus is, and has at all times since January 1, 2007 been, in compliance with all applicable Legal Requirements respecting immigration, employment and employment practices, and the terms and conditions of employment, including employment standards, equal employment opportunity, family and medical leave, wages, hours of work and occupational health and safety, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or any other applicable Legal Requirement.  There are no employment or service Contracts, severance Contracts or retention Contracts with any employees or independent contractors of Pilus and no personnel policies, rules or procedures applicable to employees of Pilus, other than those listed in Schedule 2.18(d), true and correct copies of which have been provided to Tauriga and Acquisition Sub.  Except as set forth in Schedule 2.18(d): (i) there are no Proceedings related to Pilus pending, or, to the Knowledge of Pilus, threatened, in any court or with any Governmental Entity responsible for the enforcement of federal, state, local or foreign labor or employment laws regarding breach of any express or implied contract of employment, any Legal Requirement or regulation governing employment or the termination thereof or other illegal, discriminatory, wrongful or tortious conduct in connection with the employment relationship, the terms and conditions of employment, or applications for employment with Pilus, and (ii) to the Knowledge of Pilus, no federal, state, local or foreign Governmental Entity responsible for the enforcement of immigration, labor, equal employment opportunity, family and medical leave, wages, hours of work, occupational health and safety or any other employment laws intends to conduct or is conducting an investigation with respect to or relating to Pilus.

(e) Pilus’s characterization and treatment of consultants and contractors as independent contractors satisfies all Requirements of Law. Pilus has complied in all material respects with all Requirements of Law relating to payment of wages and overtime compensation and is not liable for any arrears of wages or benefits, or any Taxes or penalties for failure to comply with any of the foregoing.

2.19 Investment in Tauriga Securities; Tax Advice.

(a) Each Member represents and warrants that such Member is acquiring the Warrant and the Tauriga Common Stock for which such Warrant is exercisable (the “Merger Shares”) as Merger consideration for its own account for investment purposes only and not with a view to or for distributing or reselling such Warrant or Merger Shares or any part thereof.

(b) Except as set forth on Schedule 2.19 hereto, at the time such Member was offered the Merger Shares, it was, and as of the date of the Member Approval and the Closing Date, it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(c) Each Member acknowledges that it has reviewed the reports filed by Tauriga under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act and has been afforded: (A) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of Tauriga concerning such materials, (B) access to information about Tauriga and its financial condition, results of operations, business, properties, management and prospects sufficient to enable Parent to evaluate its investment, and (C) the opportunity to obtain such additional information that Tauriga possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Merger, the merger consideration including the Warrant and the Merger Shares and the transactions contemplated in this Agreement and any Transaction Document. Notwithstanding the foregoing, each Member has independently evaluated the merits of its decision to enter into the transactions contemplated hereby including investment in the Warrant and the Merger Shares, and no Member has relied on the business or legal advice of Tauriga or its Representatives in making its investment decision hereunder, and confirms that no such Person has made any representations or warranties to Parent in connection with the transactions contemplated hereby other than as set forth herein.

(d) Each Member, either alone or together with its representatives has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the proposed transactions including investment in the Warrant and the Merger Shares, and has so evaluated the merits and risks of such investment.  Each Member understands that it must bear the economic risk of the investment in the Warrant and the Merger Shares indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment.

(e) Each Member understand that the Warrant and the Merger Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Tauriga in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances, and each Member understands that Warrant and the certificates evidencing the Merger Shares may bear a legend to this effect.

(f) No Member has directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with any Member, engaged in any transactions in the securities of Tauriga (including any short sales involving Tauriga’s securities) since the earlier to occur of: (A) the time that Parent and/or Pilus and Tauriga first commenced discussions involving the transactions contemplated hereby including issuance of the Warrant and the Merger Shares, and (B) the 30th day prior to the date of this Agreement.  Each Member covenants that neither it nor any person acting on its behalf or pursuant to any understanding with it will engage in any transactions in the securities of Tauriga (including short sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed.

(g) Notwithstanding anything to the contrary contained in this Agreement, each Party to this Agreement acknowledges that he, she or it has received his, her or its own Tax advice in respect of the Tax consequences of the transactions contemplated by this Agreement and has not and will not rely on any other Party for such Tax advice.

2.20 Certain Business Practices.  Neither Pilus, nor to the Knowledge of Pilus, any manager, officer, employee, independent contractor, agent or representative of Pilus (acting in such capacity), has, directly or indirectly: (a) offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any government official or employee, to any employee of any organization owned or controlled in part or in full by any Governmental Entity, or to any political party or candidate, to influence the official or employee to act or refrain from acting in relation to the performance of official duties, with the purpose of obtaining or retaining business or any other improper business advantage, or (b) taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977 or any other anti-corruption or anti-bribery Requirements of Law applicable to Pilus (whether by virtue of jurisdiction or organization or conduct of business).

2.21 Takeover Laws.  Pilus has taken all necessary actions to render inapplicable this Agreement, the Merger and the other transactions contemplated hereby from the provisions of any applicable federal or state takeover statute.

2.22 No Brokers.  No Person is entitled to any brokerage, financial, advisory or similar fee or commission payable by any of Parent, Pilus or any Affiliate of Parent or Pilus in connection with the transactions contemplated by this Agreement or any Transaction Document.

2.23 No Misstatements or Omissions.  No representation or warranty by any Seller contained in this Agreement, any Transaction Document or in any certificate, list, Schedule, Exhibit or other instrument specified or referred to in this Agreement, whether heretofore furnished to Tauriga or Acquisition Sub or hereafter furnished to Tauriga or Acquisition Sub pursuant to this Agreement on the part of any Seller, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TAURIGA AND ACQUISITION SUB.

Purchasers, jointly and severally represent and warrant to the Sellers that each of the following statements is true and correct as of the date of this Agreement (unless stated as of another date) and shall be true and correct as of the Closing Date:

3.1 Organization.  Tauriga is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Acquisition Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Purchasers is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on Purchasers.  Acquisition Sub has delivered to Pilus true, correct and complete copies of its Certificate of Organization, operating agreement and other organizational documents, as currently in effect, of Acquisition Sub.

3.2 Authorization; Validity of Agreement.  Each of the Purchasers has the requisite corporate or limited liability company power and authority to execute, deliver and perform this Agreement and each of the other Transaction Documents to be executed and delivered by such Person pursuant to this Agreement, and to assume and perform any obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been and each of the other Transaction Documents to be executed and delivered by such Person pursuant to this Agreement will at Closing be, duly authorized, executed and delivered by such Person and, assuming the due authorization, execution and delivery by each of Parent and Pilus, constitute a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.  No corporate or limited liability company proceedings on the part of the Purchasers or any of their stockholders or members are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby or thereby, including the Merger, other than the filing of the Certificate of Merger pursuant to the ORC.

3.3 No Violations; Consents and Approvals.

(a) The execution, delivery and performance of each of this Agreement and the other Transaction Documents by the Purchasers do not, and the consummation by each Purchaser of the transactions contemplated hereby and thereby will not: (i) violate any provision of such Purchaser’s Certificate of Incorporation, Articles of Organization, bylaws, operating agreement or other organizational documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract applicable to such Purchaser or to which such Purchaser is a party, after giving effect to any Required Consents, or (iii) violate any Legal Requirement applicable to the Purchasers or any of their respective properties or assets.

(b) No consents, approvals, orders, authorizations, notifications, notices, estoppel certificates, releases, registrations, ratifications, declarations, filings, waivers, exemptions or variances with, to or of any Governmental Entity or Person is required in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents by the Purchasers or the consummation by the Purchasers of the transactions contemplated hereby and thereby, except the Required Consents set forth on Schedule 3.3 hereof.

3.4 Tauriga Common Stock.  The shares of Tauriga Common Stock to be issued to the Members upon the exercise of the Warrants, when issued in accordance with the terms of this Agreement and the Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

3.5 SEC Filings; Disclosure.  Tauriga has filed with the SEC all forms, statements, reports and documents required to be filed by it since January 1, 2007 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder all of which, as amended, if applicable, complied when filed in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

3.6 Acquisition Sub.  Acquisition Sub is a wholly-owned subsidiary of Tauriga organized on November 22, 2013 that has not engaged in any operations through the Closing Date, except as contemplated by this Agreement.

3.7 Capitalization.  The number of shares outstanding, options, warrants and notes exercisable for, exchangeable for or convertible into shares of Tauriga Common Stock are set forth in the Quarterly Statement on Form 10-Q of Tauriga for the fiscal quarter ended September 30, 2013.

3.8 No Brokers.  No Person is entitled to any brokerage, financial, advisory or similar fee or commission payable by any of Tauriga, Acquisition Sub or any Affiliate of Tauriga or Acquisition Sub in connection with the transactions contemplated by this Agreement or any Transaction Document.

ARTICLE IV

CONDITIONS.

4.1 Conditions to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated hereby and to make the deliveries contemplated at the Closing shall, in addition to the conditions set forth elsewhere herein, be subject to the satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by Pilus:

(a) Correctness of Representations and Warranties.  Each of the representations and warranties of Purchasers contained in this Agreement shall have been true and correct on the date hereof (unless stated as of another date) and shall be true and correct on the Closing Date with the same effect as if made on the Closing Date.

(b) Performance of Covenants and Agreements.  All of the covenants and agreements of Purchasers contained in this Agreement and required to be performed by the Purchasers on or before the Closing Date shall have been performed in all material respects.

(c) Absence of Material Adverse Effect.  Other than a Material Adverse Effect on or relating to Pilus or Parent, or arising out of any event, occurrence, incident, action, failure to act, or transaction of Pilus or Parent, there shall not have occurred any event, occurrence, incident, action, failure to act, or transaction since the date hereof which has had or would reasonably be expected to have a Material Adverse Effect on any of the Purchasers.

(d) Officer’s Certificate.  Each of the Purchasers shall have delivered to Pilus a certificate, dated as of the Closing Date, signed by an officer of such Purchaser certifying as to the satisfaction of the conditions specified in clauses (a) and (b) above.

(e) No Proceedings.  No preliminary or permanent injunction or other order by any federal or state court preventing consummation of the transactions contemplated hereby shall have been issued and shall be continuing in effect, and the Merger and the other transactions contemplated hereby shall not be prohibited under any applicable federal or state law or regulation.

(f) Financing.  Within one hundred eighty (180) days from the date of this Agreement, Tauriga shall have raised, and shall have available at the Closing, at least two million two hundred fifty thousand dollars ($2,250,000) in immediately available funds in accordance with Section 5.10 (it being understood and agreed that funds available in escrow pending the Closing of the transactions contemplated by this Agreement shall be considered to be available for the purposes of this Section 4.1(f).

(g) Reverse Stock Split.  On or prior to the Closing Date, Tauriga shall have completed an 18:1 reverse stock split or other similar action to reduce the number of shares of its common stock issued and outstanding.

(h) Consents and Approvals.  Pilus shall have received written evidence satisfactory to it that all Required Consents pursuant to Section 3.3 have been obtained or made.

(i) Delivery of Secretary’s Certificate.  Pilus shall have received a certificate from each of the Purchasers, signed by the respective Secretary or Assistant Secretary of such Purchaser, certifying that the attached copies of its respective Certificate of Incorporation, Articles of Organization, bylaws, operating agreement and resolutions of the board of directors or board of managers approving this Agreement and the transactions contemplated hereby are all true, correct and complete and remain in full force and effect.

(j) Other Closing Documents.  Pilus shall have received the executed Certificate of Merger and such other agreements and instruments as Pilus shall reasonably request, in each case, in form and substance reasonably satisfactory to Pilus.

4.2 Conditions to Obligations of Purchasers.  The obligations of Tauriga and Acquisition Sub to consummate the transactions contemplated hereby and to make the deliveries contemplated at the Closing shall, in addition to the conditions set forth elsewhere herein, be subject to the satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by Tauriga or Acquisition Sub:

(a) Correctness of Representations and Warranties.  Each of the representations and warranties of the Sellers contained in this Agreement shall have been true and correct on the date hereof (unless stated as of another date) and shall be true and correct on the Closing Date with the same effect as if made on the Closing Date.

(b) Performance of Covenants and Agreements.  All of the covenants and agreements of the Sellers contained in this Agreement and required to be performed by the Sellers on or before the Closing Date shall have been performed in all material respects.

(c) Absence of Material Adverse Effect.  There shall not have occurred any event, occurrence, incident, action, failure to act, or transaction since the date hereof which has had or would reasonably be expected to have a Material Adverse Effect on Pilus or Parent.

(d) Officer’s Certificate.  Each of the Sellers that is an entity shall have delivered to Tauriga a certificate, dated as of the Closing Date, signed by an officer of such Seller certifying as to the satisfaction of the conditions specified in clauses (a), (b) and (c) above.

(e) No Proceedings.  No preliminary or permanent injunction or other order by any federal or state court preventing consummation of the transactions contemplated hereby shall have been issued and shall be continuing in effect, and the Merger and the other transactions contemplated hereby shall not be prohibited under any applicable federal or state law or regulation.

(f) Consents and Approvals.  Tauriga shall have received written evidence satisfactory to it that all Required Consents pursuant to Section 2.4 have been obtained or made.

(g) Member Approval of Merger.  The Members shall have taken all limited liability company action required to: (i) approve the Merger and provide the Member Approval, and (ii) waive any rights of first refusal, and Pilus shall have delivered to the Purchasers at Closing a certificate of Pilus’s Secretary or Assistant Secretary to that effect.

(h) Release.  Each of Parent, Chief Executive Officer of Parent and the Members from time to time party to this Agreement shall have executed and delivered to Tauriga a Release and Covenant not to Sue substantially in the form of Exhibit B attached hereto.

(i) License of Pilus IP.  Parent shall have executed and delivered a License Agreement, in form and substance reasonably satisfactory to Tauriga, granting Pilus an exclusive license or sublicense as applicable to Pilus IP in the Fields of Use.

(j) Right to License Pilus IP.  Tauriga shall have received written evidence satisfactory to it in its sole discretion that Parent has sole and exclusive rights to license or sublicense all of the Pilus IP.

(k) Employment or Service Agreements.  Each of Phyllis G. Scalettar and Harrison shall have entered into an employment agreement or consulting agreement with Tauriga in form and substance reasonably satisfactory to Tauriga.

(l) Termination of Consulting Agreement.  Harrison shall have entered into an agreement with Pilus in form and substance reasonably satisfactory to Tauriga: (i) terminating the Consulting Agreement, (ii) acknowledging that no amounts are due or payable to Harrison pursuant to the Consulting Agreement after the Closing Date and otherwise releasing Pilus from all liabilities, claims and choses in action, and (iii) providing a vesting schedule for the Tauriga Common Stock to which he is entitled hereunder.

(m) Waiver of Appraisal Rights.  Each of the Members shall have waived, in a manner reasonably satisfactory to Tauriga, any and all dissenters’ rights of appraisal under the ORC and no such rights shall have been asserted or exercised by any Member.

(n) Standstill Agreement. Each of the Sellers and Jason E. Barkeloo shall have entered into a Standstill and Voting Agreement substantially in the form attached as Exhibit C hereto.

(o) Joinders. Each of the Members of Pilus as of the Closing Date other than Parent, Hassett and Harrison shall have entered into a joinder to this Agreement substantially in the form attached as Exhibit D hereto (“Joinder”).

                       (p) Due Diligence. Tauriga shall have completed its business, accounting, and legal due diligence review of Pilus and its business, its assets and liabilities and the Intellectual Property of Parent subject to this Agreement, and the results thereof shall be satisfactory to Tauriga in its sole discretion.

(q) Delivery of Secretary’s Certificate.  Tauriga shall have received a certificate from each Seller that is an entity, signed by the respective Secretary or Assistant Secretary of such Seller, certifying that the attached copies of its respective organizational documents, operating agreement and resolutions of its board of directors or managers approving this Agreement and the transactions contemplated hereby are all true, correct and complete and remain in full force and effect.

(r) Other Closing Documents.  Tauriga shall have received the executed Certificate of Merger and such other agreements and instruments as Tauriga shall reasonably request, in each case, in form and substance reasonably satisfactory to Tauriga.

4.3 Frustration of Conditions.  Neither the Purchasers nor the Sellers may rely on the failure of any condition set forth in this Article IV to be satisfied if such failure was caused by its failure to comply with the covenants set forth herein, act in good faith or use the standard of efforts required from such Party to consummate the Merger and the other transactions contemplated hereby.

ARTICLE V

COVENANTS.

5.1 Further Assurances.  Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of their respective closing conditions set forth in Article IV).

5.2 Full Access.  From the date hereof through the Closing Date, each Party shall permit representatives of each other Party to have full access to all premises, properties, personnel, books, records (including Tax records), Contracts, and documents of or pertaining to such Party.

5.3 Notice of Developments.  From the date hereof through the Closing Date, Parent and each of the other Sellers will give prompt written notice to Purchasers of any material adverse development that would reasonably be expected to cause a breach of any of the representations and warranties of Parent or any of the other Sellers herein.  Purchasers will give prompt written notice to Sellers of any material adverse development that would reasonably be expected to cause a breach of any of the representations and warranties of Purchasers herein.  No disclosure by any Party pursuant to this section, however, shall be deemed to amend or supplement any Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.4 Regulatory and Other Approvals.

(a) Subject to the terms and conditions of this Agreement, each Party will proceed diligently and in good faith to, as promptly as practicable, to: (a) obtain all Required Consents, make any other filings with and give any other notices to Governmental Entities or any other public or private third parties required of a Party to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental Entity or other public or private third parties as any other Party or such Governmental Entity or other public or private third parties may reasonably request in connection therewith.

(b) Parent, Pilus and each of the other Sellers will reasonably cooperate with Purchasers in: (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, Licenses, notices or authorizations are required to be obtained prior to the Effective Time from, the SEC or any other Governmental Entities or third parties in connection with the execution and delivery of this Agreement and Transaction Documents, and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, Licenses, notices or authorizations.

(c) Upon the request of Tauriga and at its expense, Parent and Pilus shall reasonably cooperate with and assist Tauriga and Tauriga’s independent public accountants in the compilation and preparation of all financial statements and financial statement schedules of Pilus (prepared in accordance with GAAP) and reports and consents of Pilus’s independent accountants as may be necessary for Tauriga to comply with SEC or other reporting and disclosure requirements.  If requested by Tauriga, Pilus shall deliver to Tauriga or its or Pilus’s independent public accountants all engagement letters and management representation letters as may be reasonably requested by Tauriga or such accountants, which shall cover such periods as Tauriga may reasonably request.  In connection with the foregoing, Parent and Pilus shall use their reasonable best efforts to cause their accountants to cooperate with and assist Tauriga and its independent public accountants in the preparation of the financial statements contemplated by this Section 5.4(c), including such cold comfort letters from Pilus’s accountants as may be reasonably requested in connection with any reports, registration statements, consent or information statements, offering circulars, placement memoranda or other disclosure documents.

5.5 Preservation of Business.  From the date of this Agreement through the Closing Date, Pilus shall operate only in the Ordinary Course of Business, and shall use commercially reasonable efforts to: (a) preserve intact its respective business organization, and (b) preserve the good will and advantageous relationships with customers, prospective customers, suppliers, independent contractors, employees and other Persons material to the operation of its business.  Pilus will not and the Members will not permit Pilus to, without the prior written consent of Tauriga, do, permit or suffer the occurrence of any action or omission which would cause any of the representations or warranties of Sellers contained herein to become inaccurate, or any of the covenants or agreements of Sellers to be breached in any material respect.  Without limiting the generality of the foregoing, except as contemplated by this Agreement or as set forth in Schedule 5.5, prior to the Closing, Pilus shall not and Parent shall not permit Pilus to do, permit or suffer the occurrence of any action or omission which, if it occurred prior to execution hereof, would require to be disclosed pursuant to Section 2.6 hereof.  From the date hereof through the Closing Date No Member will sell, transfer, convey, deliver or encumber any of its membership interests in Pilus other than with the prior written consent of Tauriga.

5.6 Publicity.  Prior to issuing any public announcement or statement with respect to the transactions contemplated hereby Tauriga and Pilus will, subject to their respective legal obligations, consult with each other and will allow each other to review the contents of any such public announcement or statement and any such filing.  Subject to the preceding sentence, Tauriga and Pilus each agree to furnish to the other copies of all other public announcements they may make concerning their respective business and operations promptly after such public announcements are made.

5.7 Appointment of Managers and Officers.  Tauriga shall take such actions and make such filings as may be necessary to satisfy the requirements of Section 1.1(d)(v).

5.8 Tax Treatment.  For federal income Tax purposes, the Parties intend that the Merger shall be treated as Tauriga acquiring all of the assets of Pilus and as the Members of Pilus converting their equity interests in Pilus into a right to receive the Warrants, consistent with Internal Revenue Service Ruling 99-6.

5.9 No-Shop.  From the date hereof through the Closing Date:

(a) Other than as contemplated in this Agreement, immediately following the execution of this Agreement, the Parties will (and will cause each of their respective employees, officers, directors, managers, stockholders, members, agents and representatives (“Representatives”) to) terminate any and all existing activities, discussions and negotiations with third parties (other than each other) with respect to any Alternative Proposal.

(b) Other than as contemplated in this Agreement including the condition for Tauriga to obtain additional financing, no Party will (and each will cause its Representatives not to), directly or indirectly, solicit, initiate or knowingly encourage the submission of any offer or proposal to acquire all or a majority of a Party’s capital stock or equity interests or all or ten percent (10%) or more of the assets or business of a Party, whether by merger, consolidation, reorganization, purchase of stock/interests, purchase of assets, tender offer, exchange offer or otherwise (an “Alternative Proposal”).

(c) A Party shall promptly (and in any event by 5:00 p.m. New York City time, on the next business day) communicate to the other Parties in writing the identity of the Person making an Alternative Proposal or any related inquiries, proposals or offers, and the terms and conditions of such Alternative Proposal, inquiry, proposal or offer that it may receive.

(d) A Party’s board of directors or managers (or a committee thereof) shall not approve or recommend an Alternative Proposal, or withdraw or modify its approval or recommendation of this Agreement and the transactions contemplated hereby, including the Merger (or publicly propose to do any of the foregoing).

(e) Nothing in this Section 5.9 shall permit Pilus, Parent or any other Seller to terminate this Agreement.  For the avoidance of doubt, none of Pilus, Parent or any other Seller may enter into any agreement with respect to an Alternative Proposal during the term of this Agreement.

(f) The Sellers shall ensure that their respective Representatives are aware of the provisions of this Section 5.9, and the Sellers acknowledge and agree that any action taken by any Representative of the Sellers that, if taken by the Sellers, would constitute a breach of this Section 5.9, will be deemed to constitute a breach of this Section 5.9 by the Sellers.

5.10 Financing.  On or before the date that is one hundred eighty (180) days from the date of this Agreement, Tauriga shall use commercially reasonable efforts to raise at least two million two hundred fifty thousand dollars ($2,250,000) in an equity financing transaction.  At least one million five hundred thousand dollars ($1,500,000) of such financing proceeds shall be used to fund the Anheuser-Busch pilot project of Pilus after the Closing Date.

5.11 Restrictive Covenants.

(a) Each Seller covenants and agrees that, from the Closing Date through the five (5) year anniversary of the Closing Date (the “Restricted Period”) (provided, however, for Hassett the “Restricted Period” for the purposes of Section 5.11(a)(i) will mean two (2) years from the termination of his employment or consulting with Pilus), it will not for its or their own account, jointly with another, or for or on behalf of any Person, directly or indirectly:

(i) engage or participate, or assist any other Person to engage or participate, as an owner, investor, partner, member, security holder, independent contractor, licensor, licensee, officer, member of the board of directors or managers, employee, supervisor, consultant, agent, guarantor, lender, advisor or otherwise (without limitation by the specific enumeration of the foregoing) with any business utilizing technology similar to the Technology or in competition with Pilus; provided, however, that nothing in this Section 5.11(a)(i) will prohibit any such Person from owning, in the aggregate, less than two percent (2%) of any class of securities of any public company;

(ii) recruit, induce, solicit or employ, or in any manner attempt to recruit, induce, solicit, or employ, any Person that is at such time or during the previous one (1) year period was an employee, independent contractor or consultant of Tauriga, Pilus or Surviving Entity (“Restricted Employees”); provided, however, that no Seller shall be restricted from placing general solicitation notices of available positions within it and its Affiliates in internal and external print and electronic media that are not specifically directed at any Restricted Employees;

(iii) solicit any Person that is at such time a customer, supplier or business associate of Tauriga, Pilus or Surviving Entity for the purpose of offering or providing services or products which are competitive with the Technology or any products or services provided by Tauriga, Pilus or Surviving Entity; or

(iv) cause or seek to cause to be terminated or adversely affected, or otherwise interfere with, any Contract or other business relationship of any kind to which the Tauriga, Pilus or Surviving Entity is a party or from which any of them benefit, including relationships with such Person’s suppliers, customers and other professional and business contacts.

(b) Each of the Parties agrees that a violation of the terms, provisions, obligations, duties and conditions described in this Section 5.11 will cause irreparable damage to the other Parties for which money damages or other legal remedies would not be an adequate remedy.  Accordingly, each Party acknowledges and hereby agrees that in the event of any breach or threatened breach by it of any of its covenants or obligations set forth in this Section 5.11, the other Parties shall be entitled, in any court in the United States or otherwise having jurisdiction, to an injunction or injunctions, without the posting of any bond or establishing of damages, to prevent or restrain breaches or threatened breaches of this Section 5.11, and to specifically enforce the terms and provisions of this Section 5.11 to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of this Section 5.11.  Each Party hereby agrees to not challenge the enforceability of the restrictive covenants contained in this Section 5.11 or raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Section 5.11, and to specifically enforce the terms and provisions of this Section 5.11 to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under such this Section 5.11.  Each Party further agrees that the commencement of any Proceeding pursuant to this Section 5.11 or anything set forth in this Section 5.11 will not restrict or limit the other Party’s right to pursue any other remedies under this Agreement or otherwise that may be available to the other Party thereafter.

(c) If any covenant or restriction contained in this Section 5.11, or any part thereof, is hereafter construed or found to be invalid or unenforceable in part or in whole, this shall not affect the remainder of the covenants or restrictions, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall enforce such invalid covenant or restriction to the maximum extent possible under applicable law, including the maximum permissible time, scope and geographic area for such covenant or restriction.

5.12 Transfer Taxes.  All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with the transactions contemplated by this Agreement, including the Merger, shall be borne and paid shall be borne and paid fifty percent (50%) by the Sellers as a group, and fifty percent (50%) by the Purchasers as a group.

5.13 Board of Directors of Tauriga.  From and after the Effective Time, until such time as the Warrants collectively represent less than five percent (5%) of the fully-diluted common equity of Tauriga, the Board of Directors of Tauriga shall be fixed at seven members.  From and after the Effective Time, until such time as the Warrants collectively represent less than twenty percent (20%) of the fully-diluted common equity of Tauriga, Jason Barkeloo shall have the non-assignable right to designate, appoint and nominate two (2) such directors, and until such time as the Warrants collectively represent less than five percent (5%) of the fully-diluted common equity of Tauriga, Jason Barkeloo shall have the non-assignable right to designate, appoint and nominate one (1) such director.  All of the rights and restrictions contained in this Section 5.13 shall terminate at such time as the Warrants collectively represent less than five percent (5%) of the fully-diluted common equity of Tauriga.

5.14 Taxes.

(a) Parent shall be liable for and shall pay, and pursuant to Article VI shall indemnify and hold harmless Purchasers from and against, any and all Costs incurred by Purchasers in connection with or arising from all Tax liabilities (whether assessed or unassessed) of Pilus (including with respect to employee withholdings) attributable to periods (or portions thereof) ending on or prior to the Closing Date other than Taxes accrued for on the Latest Pilus Balance Sheet.  The Purchasers shall be liable for and shall pay, and pursuant to Article VI shall indemnify and hold harmless the Sellers party hereto from and against any and all Costs incurred by Sellers in connection with or arising from all Tax liabilities (whether assessed or unassessed) of Surviving Entity attributable to periods (or portions thereof) beginning after the Closing Date.  For purposes of this Section 5.14(a), any period beginning before and ending after the Closing Date (a “Straddle Period”) shall be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date, except that any property Taxes imposed on a periodic basis shall be allocated on a daily basis.

(b)           The Purchasers, on the one hand, or Parent, on the other hand, as the case may be, shall provide reimbursement for any Tax paid by one Party, all or a portion of which is the responsibility of the other Party in accordance with the terms of Section 5.12 or this Section 5.14.  Within a reasonable time prior to the payment of any said Tax, the Party paying such Tax shall give notice to the other Party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other Party from its liability hereunder.

(c)           Parent shall prepare or cause to be prepared and file or cause to be filed all income or franchise Tax Returns that are required to be filed with respect to Pilus for all Taxable periods ending on or prior to the Closing Date and shall cause the Sellers to pay to Pilus at least three (3) business days prior to the due date for such payments any and all Taxes due by Pilus with respect to any such applicable period to the extent they were not fully accrued as liabilities on the Latest Pilus Balance Sheet.  All such Tax Returns shall be prepared and filed consistent with past practices of Pilus and Parent, to the extent such practices comply with applicable Requirements of Law.

(d)           Surviving Entity shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Pilus or the Surviving Entity for all Taxable periods of such Person, ending after the Closing Date, and Surviving Entity shall remit (or cause to be remitted) any Taxes due from such Person in respect of such Tax Returns.  Parent shall reimburse Surviving Entity for any Taxes for which Parent is liable pursuant to this Section 5.14 but which are payable with respect to any Tax Return to be filed by Surviving Entity upon the written request of Surviving Entity setting forth in detail the computation of the amount owed by Parent and, with respect to any such Tax Return as to which Parent is required to reimburse Surviving Entity pursuant to this Section 5.14, Surviving Entity shall provide a copy of such Tax Return to Parent at least ten (10) business days prior to filing and shall make such revisions to such Tax Return as are reasonably requested by Parent prior to filing such Tax Return.

(e)           After the Closing Date, each of the Sellers and the Purchasers shall (and shall cause their respective Affiliates to): (i) assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing, (ii) cooperate fully in preparing for and participating in any audits of, requests for information from, or disputes with Taxing authorities regarding, any Tax Returns or Taxes assessed in respect of Pilus or the Surviving Entity, (iii) make available to the other and to any Taxing authority as reasonably requested all information, records and documents relating to Taxes of Pilus or the Surviving Entity, (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of Pilus or the Surviving Entity for Taxable periods for which the other may have a liability under this Section 5.14, (v) furnish the other with copies of all correspondence received from any Taxing authority in connection with any Tax audit or information request with respect to any such Taxable period, and (vi) timely provide to the other Parties powers of attorney or similar authorizations necessary to carry out the purposes of this Section 5.14.

(f)           The obligations of the Parties set forth in this Section 5.14 shall be unconditional and absolute and shall remain in effect until sixty (60) days after the relevant statute of limitations for assessing the tax has expired.

ARTICLE VI

INDEMNIFICATION.

6.1 Indemnification by Parent.

(I) Parent shall indemnify and hold harmless Tauriga, Acquisition Sub, Surviving Entity, their Affiliates and their respective officers, directors, employees, attorneys, agents and controlling persons from any liability, damage, loss, penalty, cost or expense, including attorneys’ fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation (collectively, “Costs”), arising from or attributable to:

(a) Any breach of any representation, warranty or agreement made by any one or more of the Sellers in this Agreement, any Transaction Document or any certificate delivered by Sellers in connection with the transactions contemplated herein;

(b) Any breach by one or more of the Sellers, or other failure by any one or more of the Sellers to perform, any of the covenants or agreements of the Sellers contained in this Agreement;

(c) Any Proceeding arising from the management, business or operations of Pilus on or prior to the Closing Date to the extent not reflected on or reserved against on the Latest Pilus Balance Sheet;

(d) Any Taxes for which any one or more of the Sellers is liable pursuant to Sections 5.12 or 5.14; and

(e) The principal amount, interest or any Costs arising out or relating to any Indebtedness of Pilus at or prior to the Closing Date.

(II) Each Seller other than Parent and Pilus shall severally (in the proportion that such Seller’s Warrant bears to all Warrants issued hereunder) indemnify and hold harmless Tauriga, Acquisition Sub, Surviving Entity, their Affiliates and their respective officers, directors, employees, attorneys, agents and controlling persons from any Costs arising from or attributable to any breach of any representation, warranty or agreement made by such Seller in this Agreement, any Transaction Document or any certificate delivered by Sellers in connection with the transactions contemplated herein.

6.2 Indemnification by Tauriga.  Tauriga shall indemnify and hold harmless the Members party to this Agreement, their Affiliates and their respective officers, directors, managers, employees, attorneys, agents and controlling persons from Costs arising from or attributable to:

(a)  Any breach of any representation, warranty or agreement made by any one or more of the Purchasers in this Agreement, any Transaction Document or any certificate delivered by Purchasers in connection with the transactions contemplated herein;

(b) Any breach by any one or more of the Purchasers, or other failure by any Purchasers to perform, any of the covenants or agreements of any one or more of the Purchasers contained in this Agreement;

(c) Any Proceeding arising from the management, business or operations of Surviving Entity after the Closing Date; and

(d) Any Taxes for which the Purchasers are liable pursuant to Sections 5.12 or 5.14.

6.3 Limitations Period.  No action or claim for Costs pursuant to Section 6.1(I)(a), 6.1(II)(a) or 6.2(a) shall be brought or asserted after the date that is eighteen (18) months from the Closing Date, except that: (a) the indemnification obligations under this Article VI shall continue as to Costs arising from any breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.22, 3.1, 3.2, 3.3, 3.7 and 3.8 indefinitely, (b) the indemnification obligations under this Article VI shall continue as to Costs arising from any breach of the representations and warranties set forth in Sections 2.9 and 2.12 until the date that is sixty (60) days after the expiration of the statute of limitations, and (c) the indemnification obligations under this Article VI shall continue as to Costs arising from any breach of the representations and warranties set forth in Section 2.10 until the date that is three (3) years from the Closing Date.  This limitations period is not intended to restrict the right of a director, officer, employee, attorney or agent of a Party to seek indemnification from that Party, consistent with the Party’s bylaws, operating agreement or corporate policies.

6.4 Procedures for Resolution and Payment of Claims for Indemnification.

(a) If a Person entitled to be indemnified under this Article VI (the “Indemnitee”) shall incur any Costs or determine that it is likely to incur any Costs, including claims by third parties, and believes that it is entitled to be indemnified against such Costs by a Party hereunder (the “Indemnitor”), such Indemnitee shall deliver to the Indemnitor a certificate (an “Indemnity Certificate”) signed by the Indemnitee which Indemnitee Certificate shall:

(i) state that the Indemnitee has paid or properly accrued Costs, or anticipates that it will incur liability for Costs for which such Indemnitee is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Cost included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty or breach of covenant to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder.

(b) In case the Indemnitor shall object to the indemnification of an Indemnitee in respect of any claim or claims specified in any Indemnity Certificate, the Indemnitor shall within thirty (30) days after receipt by the Indemnitor of such Indemnity Certificate deliver to the Indemnitee a written notice to such effect and the Indemnitor and the Indemnitee shall, within the 30-day period beginning on the date of receipt by the Indemnitee of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnitor shall have so objected.  If the Indemnitee and the Indemnitor shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnitee and the Indemnitor shall promptly prepare and sign a writing setting forth such agreement.

(c) Promptly after the assertion by any third party of any claim against any Indemnitee that, in the judgment of such Indemnitee, may result in the incurrence by such Indemnitee of Costs for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to the Indemnitor a written notice describing in reasonable detail such claim and such Indemnitor may, at its option, assume the defense of the Indemnitee against such claim (including the employment of counsel, who shall be satisfactory to such Indemnitee, and the payment of expenses), which assumption shall not be deemed an admission of liability for indemnification, provided that, Indemnitor shall not be entitled to assume such defense unless: (i) the Indemnitor gives written notice to the Indemnitee within fifteen (15) days after the Indemnitee has given notice of the third party claim that the Indemnitor will indemnify the Indemnitee from and against the entirety of any and all Costs the Indemnitee may suffer resulting from such claim, (ii) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have adequate financial resources to defend against such claim and fulfill its indemnification obligations hereunder, and (iii) such claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnitee.  Any Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereto, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless: (A) any of the conditions in (i) through (iii) above shall not be met, (B) the employment of such counsel has been specifically authorized by the Indemnitor, or (C) the named parties to any such action (including any impleaded parties) include both such Indemnitee and the Indemnitor and such Indemnitee shall have been advised in writing by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Indemnitor.  No Indemnitor shall be liable to indemnify any Indemnitee for any settlement of any such action or claim effected without the consent of the Indemnitor but if settled with the written consent of the Indemnitor, or if there be a final judgment for the plaintiff in any such action, the Indemnitor shall jointly and severally indemnify and hold harmless each Indemnitee from and against any loss or liability by reason of such settlement or judgment.  If an Indemnitor assumes the defense of an Indemnitee against a claim asserted hereunder, the Indemnitee shall give the Indemnitor access to its books and records as necessary to conduct such defense and cooperate in such defense.

6.5 Limitation on Indemnification.  Notwithstanding any other provision of this Article VI: (i) no Party will have any indemnification obligations for Costs under Section 6.1(I)(a), 6.1(II)(a) or Section 6.2(a) unless and until the Costs exceed seventeen thousand one hundred fourteen dollars ($17,114), and Costs then shall be recoverable from the first dollar of Costs after such threshold has been reached, and (ii) in no event will the aggregate indemnification to be paid by a Party under 6.1(I)(a), 6.1(II)(a) or Section 6.2(a) exceed one million seven hundred eleven thousand three hundred fifty dollars ($1,711,350); provided, however, that this Section 6.5 shall not apply to any fraud, intentional breach or breaches of representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.9, 2.10, 2.12, 2.20, 2.22, 3.1, 3.2, 3.3, 3.7 and 3.8.  At his or its discretion, any Seller may elect, in lieu of cash, to satisfy any or all of its obligations to any Person under this Article VI or otherwise arising in connection with the transactions contemplated by this Agreement by canceling and/or transferring to such Person a portion of his or its Warrant in accordance with the following ratio:  for every $1.00 in Costs owing by such Seller, such Seller’s Warrant shall be reduced by the number of shares of Tauriga Common Stock equal to $1.00 (as determined at the close of trading on the payment date), if the Costs are owing to Tauriga, or if the costs are owing to any other Person, such Seller shall assign to such Person that portion of his or its Warrant representing such number of shares.  Finally, for the sake of clarification and emphasis, under no circumstances shall any Seller, other than Parent or Pilus, have any responsibility, obligation or liability of any kind or nature to any Purchaser or any of its Affiliates or related parties under this Article VI or otherwise under this Agreement or with respect to the transactions contemplated hereby except in the case of fraud or intentional breach by such Seller or as otherwise set forth in this Agreement.

ARTICLE VII

CONFIDENTIAL INFORMATION.

Each Party agrees that it will use the Confidential Information that it receives solely for the purpose of evaluating and implementing the transactions contemplated hereby and for no other purpose.  Each Party shall keep the Confidential Information strictly confidential, and shall not disclose any of the Confidential Information to any Person or use any of the Confidential Information for any other purpose; provided that each Party may disclose the Confidential Information to its accountants and attorneys (each an “Agent” and collectively the “Agents”) who need to know such Confidential Information solely for purposes of assisting such Party in evaluating the transactions contemplated hereby and, provided further, that such Confidential Information may be disclosed where required by applicable law, any rules and regulations of an exchange or automated quotation system, if required by any Governmental Entity or pursuant to an order of a court.  As a condition precedent to disclosing any Confidential Information to any such Agent, the Party will inform such Agent of the confidential nature of the Confidential Information and such Agent will agree to be bound to the terms and provisions hereof, as if such Agent was a party hereto.

ARTICLE VIII

TERMINATION.

8.1 Ability to Terminate.  This Agreement may be terminated at any time prior to the Effective Time as follows:

(a) By the mutual written consent of Tauriga and Parent.

(b) By Purchasers: (i) upon written notice to Pilus that any of the conditions in Section 4.2 have not been fulfilled or waived on or prior to August 25, 2014, (ii) if there has been a breach by any one or more of the Sellers of any representation, warranty or covenant made by it in this Agreement which has prevented the satisfaction of any condition to the obligations of Tauriga and/or Acquisition Sub to effect the Closing and such breach has not been cured by Sellers or waived by Tauriga within twenty (20) business days after all other conditions to Closing have been satisfied or are capable of being satisfied, or (iii) if an Alternative Proposal relating to Pilus has not been rejected within three (3) days after receipt thereof by Pilus.

(c) By Parent: (i) upon written notice to Tauriga that any of the conditions in Section 4.1 have not been fulfilled or waived on or prior to August 25, 2014, (ii) if there has been a breach by any one or more of the Purchasers of any representation, warranty or covenant made by it in this Agreement which has prevented the satisfaction of any condition to the obligations of Sellers to effect the Closing and such breach has not been cured by Tauriga and/or Acquisition Sub or waived by Pilus within twenty (20) business days after all other conditions to Closing have been satisfied or are capable of being satisfied.

(d) By any Party if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party until such Party has used all commercially reasonable efforts to remove such order, decree, ruling or other action unless such removal is not reasonably likely to be obtained).

8.2 Procedure and Effect of Termination.  In the event of termination of this Agreement by any of the Parties pursuant to this Article VIII, written notice thereof will forthwith be given by the terminating Party to the other Parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by either Party, whereupon the obligations and liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement; provided that Articles VII, VIII and IX shall survive termination.  Upon termination, no Party will have any further obligations to any other Party and the Parties’ sole remedy will be an action for breach of contract or otherwise under law or in equity; provided, however, that the exercise of any termination right under Article VIII will not be an election of remedies and the terminating Party’s right to pursue all remedies at law or in equity will survive such termination unimpaired.

ARTICLE IX

MISCELLANEOUS PROVISIONS.

9.1 Construction; Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws, other than the mechanics and effect of the Merger, which shall be governed by the ORC.

9.2 Notices.  All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be in writing, and shall be sent to the applicable Party at the following addresses or facsimile numbers, as applicable:

If to the Purchasers, or Pilus after the Closing Date:

C/o Tauriga Sciences, Inc.
39 Old Ridgebury Road, Suite C4
Danbury, CT 06180
Attn:  Seth M. Shaw
Telephone: 514-840-3697
Fax:  514-221-3336

With a copy to:

Nixon Peabody LLP
437 Madison Avenue
New York, New York 10014
Attn: Theodore J. Ghorra, Esq.
Telephone: 212-940-3072
Fax:  855-856-7298

If to Sellers or Pilus prior to the Closing Date:

C/o Bacterial Robotics, LLC
P.O. Box 30085
Cincinnati, OH  45230
Attn: Jason E. Barkeloo
Telephone: (513) 225-8765

With a copy to:

Thompson Hine LLP
312 Walnut Street, 14th Floor
Cincinnati, Ohio  45202-4089
Attn: David J. Willbrand, Esq.
Telephone: 513-352-6646
Fax:  513-241-4771

or to such other address or facsimile number as any Party may have furnished to each other Party in writing in accordance herewith.  All notices, consents, directions, approvals, instructions, requests and other communications hereunder shall be sent and effective as follows: (i) on the business day delivered, when delivered personally, (ii) five (5) business days after mailing if mailed by registered or certified mail, return receipt requested (postage prepaid), (iii) on the next business day if sent by a nationally recognized overnight express courier service with all costs prepaid and provided evidence of delivery is available, or (iv) on the business day of a facsimile transmission if received on a business day before 5:00 p.m., local time, or on the next business day if received after that time, in each case provided that an automatic machine confirmation indicating the time of receipt is generated.

9.3 Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by Purchasers on the one hand or Parent or any of the other Sellers on the other hand without the prior written consent of the other such Party.  Nothing contained herein, express or implied, is intended to confer upon any Person other than the Parties hereto and their successors in interest and permitted assignees and any Indemnitee hereunder any rights or remedies under or by reason of this Agreement unless so expressly stated herein to the contrary.

9.4 Amendments and Waivers.  No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the Party who is entitled to assert such breach.  No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.  This Agreement and the Exhibits and Schedules hereto may be modified only by a written instrument duly executed by the Parties hereto.

9.5 Attorneys’ Fees.  In the event that any action or proceeding is commenced by any Party hereto for the purpose of enforcing any provision of this Agreement, the Parties to such action or proceeding may receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration their costs and attorneys’ fees as determined by the Person or body making such award, judgment, decision or resolution.  Should any claim hereunder be settled short of the commencement of any such action or proceeding, the Parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred costs of attorneys or other professionals in investigation or counseling on such claim.

9.6 Binding Nature of Agreement.  This Agreement includes each of the Schedules and Exhibits that are referred to herein or attached hereto, all of which are incorporated by reference herein.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective executors, heirs, legal representatives, successors and permitted assigns.

9.7 Expenses.  The costs and expenses and the professional fees and disbursements incurred by each Party in connection herewith shall be borne such Party.

9.8 Entire Agreement.  This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior representations, agreements and understandings relating to the subject matter hereof.

9.9 Severability.  Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

9.10 Counterparts; Signatures; Section Headings.  This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.  A facsimile signature shall bind the signatory in the same way that an original signature would bind the signatory.  The headings of each section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

9.11 Waiver of Jury Trial.  EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATED AGREEMENTS, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

9.12 Submission to Jurisdiction.  All actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in Chancery Court of the State of Delaware.  The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement.  Each Party hereby waives: (i) any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section 9.12, and (ii) the right each may have to a trial by jury.  Each Party stipulates that the Chancery Court of the State of Delaware shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy or proceeding.  Each Party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 9.12 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in Section 9.2.  Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the date first written above.

TAURIGA SCIENCES, INC.

By:	/s/ Seth Shaw
Name: Seth Shaw
Title: CEO/Chairman

PILUS ACQUISITION, LLC

By:	/s/ Seth Shaw
Name: Seth Shaw
Title: CEO

PILUS ENERGY, LLC

By:	/s/ Jason E. Barkeloo
Name: Jason E. Barkeloo
Title: CEO

BACTERIAL ROBOTICS, LLC

By:	/s/ Jason E. Barkeloo
Name: Jason E. Barkeloo
Title: President

/s/ Dr. Daniel J. Hassett
Dr. Daniel J. Hassett

/s/ Ian Cody Harrison
Ian Cody Harrison

EXHIBIT A

WARRANT

NEITHER THESE SECURITIES NOR THE SECURITIES FOR WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STANDSTILL AND VOTING AGREEMENT DATED AS OF _________________ __, 2013 (THE “AGREEMENT”), A COPY OF WHICH IS ON FILE AT THE PRINCIPAL CORPORATE OFFICE OF TAURIGA SCIENCES, INC. (THE “COMPANY”) AND WILL BE FURNISHED TO ANY PROSPECTIVE TRANSFEREE ON REQUEST.  PURSUANT TO THE AGREEMENT, THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE GRANT AN IRREVOCABLE PROXY TO VOTE THE SECURITIES IN ORDER TO SELECT CERTAIN PERSONS TO THE BOARD OF DIRECTORS OF THE COMPANY.

TAURIGA SCIENCES, INC.

WARRANT

Warrant No. [MA -1]
Dated:  [______ __], 2014

Tauriga Sciences, Inc., a Florida corporation (the “Company”), hereby certifies that, for value received, [HOLDER] or its registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of [_________] shares of common stock, $0.00001 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $0.[____] per share (as adjusted from time to time as provided in Section 9, the “Exercise Price”), at any time and on or after [______ __], 2014 (the “Initial Exercise Date”) and through and including the date that is seven (7) years from this Warrant Agreement (the “Expiration Date”), and subject to the following terms and conditions.  This Warrant (this “Warrant”) is issued pursuant to that certain Merger Agreement, dated as of November 25, 2013, by and among the Company, Pilus Acquisition, LLC, Bacterial Robotics, LLC, an Ohio limited liability company, Pilus Energy LLC, an Ohio limited liability company, and each of the other individual signatories thereto (the “Merger Agreement”).  All such warrants are referred to herein, collectively, as the “Warrants.”

1. Definitions.  In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Merger Agreement.

2. Registration of Warrant.  The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time.  The Company may deem and treat the registered Holder of record of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3. Registration of Transfers.  The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Transfer Agent or to the Company at its address specified herein.  Upon any such registration of transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder.  The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

4. Exercise and Duration of Warrants.

(a) This Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the Initial Exercise Date and including the Expiration Date.  At 6:30 P.M., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value; provided that, if the average of the Closing Prices for the five Trading Days immediately prior to (but not including) the Expiration Date exceeds the Exercise Price on the Expiration Date, provided further that, if on the Expiration Date, there is no effective registration statement covering the resale of the Warrant Shares, then this Warrant shall be deemed to have been exercised in full (to the extent not previously exercised) on a “cashless exercise” basis at 6:30 P.M. New York City time on the Expiration Date.  .

(b) A Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached hereto (the “Exercise Notice”), appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice and only if a “cashless exercise” may occur at such time pursuant to Section 10 below), and the date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.”  The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder.  Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

5. Delivery of Warrant Shares.

(a) Upon exercise of this Warrant, the Company shall promptly (but in no event later than three Trading Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the Warrant Shares issuable upon such exercise, containing restrictive legends unless a registration statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is then effective or the Warrant Shares are freely transferable without volume restrictions pursuant to Rule 144 under the Securities Act.  The Holder, or any Person so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date.

(b) This Warrant is exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares.  Upon surrender of this Warrant following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

(c) In addition to any other rights available to a Holder, if the Company fails to deliver to the Holder a certificate representing Warrant Shares by the fifth Trading Day after the date on which delivery of such certificate is required by this Warrant, and if after such fifth Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within five Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of the event giving rise to the Company’s obligation to deliver such certificate.

(d) The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant  as required pursuant to the terms hereof.

6. Charges, Taxes and Expenses.   Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder.  The Holder shall be responsible for all other tax liability that may arise as a result of receipt, holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant.  If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable bond or indemnity, if requested.  Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

8. Reservation of Warrant Shares.  The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (after giving effect to the adjustments and restrictions of Section 9, if any). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.  The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed.

9. Certain Adjustments.  The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits.  If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Fundamental Transactions.  If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock owning more than 50% of the outstanding shares of Common Stock (not including  any shares of Common Stock held by the Person or Persons making or affiliated with the Persons making the tender or exchange offer) tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”).  The aggregate Exercise Price for this Warrant will not be affected by any such Fundamental Transaction, but the Company shall apportion such aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  At the Holder’s request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(c) Number of Warrant Shares.  Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be adjusted proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(d) Calculations.  All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(e) Notice of Adjustments.  Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based.  Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Transfer Agent.

(f) Notice of Corporate Events.  If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least ten calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

10. Payment of Exercise Price.  The Holder shall pay the Exercise Price in immediately available funds; provided, however, that the Holder, at its discretion, may satisfy its obligation to pay the Exercise Price through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]
where:
X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the average of the Closing Prices for the five Trading Days immediately prior to (but not including) the Exercise Date.

B = the Exercise Price.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Merger Agreement.

11. Fractional Shares.  The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant.  If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon exercise of this Warrant, the number of Warrant Shares to be issued will be rounded up to the nearest whole share.

12. Notices.  Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in the Merger Agreement prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in the Merger Agreement on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices or communications shall be as set forth in the Merger Agreement.

13. Warrant Agent.  The Company shall serve as warrant agent under this Warrant.  Upon 30 days' notice to the Holder, the Company may appoint a new warrant agent.  Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or stockholder services business shall be a successor warrant agent under this Warrant without any further act.  Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder's last address as shown on the Warrant Register.

14. Miscellaneous.

(a) Subject to the restrictions on transfer set forth on the first page hereof, this Warrant may be assigned by the Holder.  This Warrant may not be assigned by the Company except to a successor in the event of a Fundamental Transaction.  This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.  Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.  This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

(b) The Company will not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.  Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise, (ii) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant, and (iii) will not close its stockholder books or records in any manner which interferes with the timely exercise of this Warrant.

(c) Governing Law; Venue; Waiver Of Jury Trial.  all questions concerning the construction, validity, enforcement and interpretation of this warrant shall be governed by and construed and enforced in accordance with the laws of the state of Delaware.  each party hereby irrevocably submits to the exclusive jurisdiction of the Chancery Courts of the State of Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the transaction documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  the company hereby waives all rights to a trial by jury.

(d) The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(e) In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

TAURIGA SCIENCES, INC.

By:
Name:
Title:

FORM OF EXERCISE NOTICE

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To Tauriga Sciences, Inc.:

The undersigned is the Holder of Warrant No. _______ (the “Warrant”) issued by Tauriga Sciences, Inc., a Florida corporation (the “Company”).  Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

1.	The Warrant is currently exercisable to purchase a total of ______________ Warrant Shares.

2.	The undersigned Holder hereby exercises its right to purchase _________________ Warrant Shares pursuant to the Warrant.

3.	The Holder intends that payment of the Exercise Price shall be made as (check one):

____           “Cash Exercise” under Section 10

____           “Cashless Exercise” under Section 10

4.	If the holder has elected a Cash Exercise, the holder shall pay the sum of $____________ to the Company in accordance with the terms of the Warrant.

5.	Pursuant to this exercise, the Company shall deliver to the holder _______________ Warrant Shares in accordance with the terms of the Warrant.

6.	Following this exercise, the Warrant shall be exercisable to purchase a total of ______________ Warrant Shares.

Dated: ,	Name of Holder:

(Print)

By:
Name:
Title:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

ACKNOWLEDGED AND AGREED TO this ___ day of ___________, 20__ Tauriga Sciences, Inc. By: Name: ______________________ Title:________________________

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________ the right represented by the within Warrant to purchase  ____________ shares of Common Stock of Tauriga Sciences, Inc. to which the within Warrant relates and appoints ________________ attorney to transfer said right on the books of Tauriga Sciences, Inc. with full power of substitution in the premises.

Dated: ,

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of:

EXHIBIT B

RELEASE AND COVENANT NOT TO SUE

THIS RELEASE AND COVENANT NOT TO SUE (this “Release”) is made as of _________________ ____, 2013, by Bacterial Robotics, LLC, an Ohio limited liability company, Jason E. Barkeloo, Dr. Daniel J. Hassett, Ian Cody Harrison and the other Members from time to time party to the Merger Agreement as defined below (each a “Releasor” and together the “Releasors”), in favor of Tauriga Sciences, Inc., a Florida corporation (“Tauriga”) and Pilus Energy, LLC, an Ohio limited liability company (“Pilus” and, collectively with the Tauriga and Pilus, the “Releasees”).  The Releasors and Releasees are collectively referred to as “Parties” and each a “Party”.

RECITALS

WHEREAS, the Releasors (other than Jason E. Barkeloo) and the Releasees are parties to that certain Agreement and Plan of Merger, dated as of as of November 25, 2013 (the “Merger Agreement”).

WHEREAS, Jason E. Barkeloo is the Chief Executive Officer of Bacterial Robotics, LLC.

WHEREAS, pursuant to Section 4.2(h) of the Merger Agreement, the Releasors are required to enter into this Release as a condition to the consummation of the transactions set forth in the Merger Agreement.

WHEREAS, capitalized terms used herein without definition shall have the respective meanings set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Releasors hereby covenant and agree as follows:

RELEASE

1.           General Release.  Each of the Releasors, for itself and its legal representatives, members, managers, employees, successors, assigns and each and every individual, entity or other person having any right or claim through, under or by reason of its relationship with the Releasor, does hereby irrevocably and unconditionally: (A) release, remise, acquit, and forever discharge: (i) the Releasees and each of their respective managers, directors, officers, shareholders, members, employees, agents and representatives, and (ii) the respective estates, legal and personal representatives, executors, administrators, heirs, successors and assigns of the Persons referred to in the preceding clause (A)(i) (with the Persons referred to in the preceding clauses (A)(i) and (ii) being collectively included within the definition of the “Releasees”) of and from any and all claims, demands, actions, causes of action, suits, costs, debts, damages, losses, compensation, contracts, agreements, controversies, penalties, setoff or similar rights and other liabilities and obligations of any kind or nature whatsoever, which such Releasor has or has ever had against or with respect to any of the Releasees, other than the rights set forth in the Merger Agreement (collectively, the “Claims”), and (B) waive, release, settle and disclaim any rights or other interest it may have with respect to the Claims, from the beginning of time to and including the date of this Release.

2.           Complete Release.  Notwithstanding any other provision of this Release to the contrary, each Releasor hereby acknowledges and agrees that this Release is intended to include in its effect, without limitation, all Claims that are subject to Section 1 of this Release of any kind or nature whatsoever which have arisen, known and unknown, contingent or otherwise, including without limitation those of which the Releasor knows or does not know, should have known, had reason to know or suspects to exist in such Releasor’s favor at the time of execution hereof, and that this Release will be effective as a bar to all Claims released by this Release.

3.           Covenant Not To Sue.  Each Releasor, for itself and its legal representatives, members, managers, shareholders, directors, officers, employees, successors, assigns and each and every Person having any right or claim through, under or by reason of its relationship with such Releasor, does hereby covenant not to initiate, continue or maintain any Proceeding against any Releasee before any court, Governmental Entity or other forum by reason of any Claims released by this Release. If any court, Governmental Entity or other forum assumes jurisdiction over any Claim against any Releasee released by this Release, then such Releasor will promptly direct such court, Governmental Entity or forum to withdraw from or dismiss the matter with prejudice. If such Releasor violates this Release by initiating any Proceeding against any Releasee before any court, Governmental Entity or other forum by reason of any Claims released by this Release, then such Releasor will pay all Costs (including attorney’s fees and Costs) incurred by such Released Party in defending against such Proceeding.

4.           Binding Effect.  This Release shall be binding upon each Releasor and its respective successors, heirs, personal representatives and assigns and shall be enforceable and inure to the benefit of the Releasees and their respective successors, heirs, personal representatives, and assigns. After the date of this Release, such Releasor may discover facts different from or in addition to those now known or believed to be true regarding the subject matter of this Release, but this Release will remain in full force and effect, notwithstanding the existence of any different or additional facts.

5.           No Rule of Construction.  The Parties acknowledge that each Party has been represented by counsel and all Parties have read and negotiated the language used in this Release.  The Parties agree that, because all Parties participated in negotiating and drafting this Release, no rule of construction shall apply to this Release which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Release.

6.           Governing Law. This Release shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

7.           Counterparts; Signatures; Section Headings.  This Release may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. A facsimile signature shall bind the signatory in the same way that an original signature would bind the signatory. The headings of each section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

8.           Submission to Jurisdiction. All actions or proceedings arising in connection with this Release shall be tried and litigated exclusively in Chancery Court of the State of Delaware.  The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Release. Each Party hereby waives: (i) any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and (ii) the right each may have to a trial by jury.  Each Party stipulates that the Chancery Court of the State of Delaware shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy or proceeding.  Each Party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Release.  Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

9.           Notices. All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Release shall be in writing, and shall be sent to the applicable Party at the following addresses or facsimile numbers, as applicable:

If to any Releasee:

C/o Tauriga Sciences, Inc.
39 Old Ridgebury Road, Suite C4
Danbury, CT 06180
Attn:  Seth M. Shaw
Telephone: 514-840-3697
Fax:  514-221-3336

With a copy to:

Nixon Peabody LLP
437 Madison Avenue
New York, New York 10014
Attn: Theodore J. Ghorra, Esq.
Telephone: 212-940-3072
Fax:  855-856-7298

If to any Releasor:

C/o Bacterial Robotics, LLC
P.O. Box 30085
Cincinnati, OH  45230
Attn: Jason E. Barkeloo
Telephone: (513) 225-8765

With a copy to:

Thompson Hine LLP
312 Walnut Street, 14th Floor
Cincinnati, Ohio  45202-4089
Attn: David J. Willbrand, Esq.
Telephone: 513-352-6646
Fax:  513-241-4771

or to such other address or facsimile number as any Party may have furnished to each other Party in writing in accordance herewith.  All notices, consents, directions, approvals, instructions, requests and other communications hereunder shall be sent and effective as follows: (i) on the business day delivered, when delivered personally, (ii) five (5) business days after mailing if mailed by registered or certified mail, return receipt requested (postage prepaid), (iii) on the next business day if sent by a nationally recognized overnight express courier service with all costs prepaid and provided evidence of delivery is available, or (iv) on the business day of a facsimile transmission if received on a business day before 5:00 p.m., local time, or on the next business day if received after that time, in each case provided that an automatic machine confirmation indicating the time of receipt is generated.

10.           Severability. Any provision of this Release that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Release invalid, illegal or unenforceable in any other jurisdiction.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned Releasor has executed this Release as of the date first above written.

RELEASOR:	BACTERIAL ROBOTICS, LLC

By:
Name:
Title:

Jason E. Barkeloo

Dr. Daniel J. Hassett

Ian Cody Harrison

TAURIGA SCIENCES, INC.
RELEASEE:
By:
Name:
Title:

PILUS ENERGY, LLC

By:
Name:
Title:

EXHIBIT C

STANDSTILL AND VOTING AGREEMENT

THIS STANDSTILL AND VOTING AGREEMENT (this “Agreement”) is made as of ______________ ___, 2013, by and among Bacterial Robotics, LLC, an Ohio limited liability company (“Parent”), Jason E. Barkeloo (“Barkeloo”), Dr. Daniel J. Hassett, PhD (“Hassett”), Ian Cody Harrison (“Harrison”), the other Persons who from time to time become parties to the Merger Agreement (together with Parent, Hassett and Harrison, “Members”) and Tauriga Sciences, Inc., a Florida corporation (“Tauriga”).  Tauriga, Parent, Hassett, Harrison, and, upon their execution hereof, the other Members party hereto are each referred to herein as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, the Parties (other than Barkeloo) are parties to that certain Agreement and Plan of Merger, dated as of as of November 25, 2013 (the “Merger Agreement”).

WHEREAS, pursuant to Section 4.2(n) of the Merger Agreement, the Members are required to deliver to Tauriga this Agreement as a condition to the consummation of the transactions set forth in the Merger Agreement.

WHEREAS, capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows.

AGREEMENT

1. The Standstill Obligation.  During the Standstill Period (as defined below), without the prior written consent of Tauriga, each of the Members agrees that it shall not, nor shall any Member permit any of its affiliates (as such term is defined in the Exchange Act) to, nor shall any Member agree, or advise, assist, encourage, provide information or provide financing to others, or permit its affiliates to agree, or to advise, assist, encourage, provide information or provide financing to others, to, individually or collectively, directly or indirectly:

(a) acquire or offer to acquire or agree to acquire from any Person, directly or indirectly, by purchase or merger, through the acquisition of control of another Person, by joining a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, beneficial ownership of any equity securities of Tauriga or any of its Subsidiaries, or direct or indirect rights (including securities convertible into or exchangeable or exercisable for any such equity securities) or options, warrants or other rights to acquire such beneficial ownership (or otherwise act in concert with respect to any such securities, rights, options, warrants or other rights with any Person that so acquires, offers to acquire or agrees to acquire); provided, however, that no such acquisition, offer to acquire or agreement to acquire shall be deemed to occur solely due to: (i) a stock split, reverse stock split, reclassification, reorganization or other transaction by Tauriga affecting any class of the outstanding capital stock of Tauriga generally that has been approved by a majority of the Continuing Directors of Tauriga, (ii) a stock dividend or other pro rata distribution by Tauriga to holders of its outstanding capital stock that has been approved by a majority of the Continuing Directors of Tauriga; or (iii) the exercise of a Warrant by such Person without the taking of any other action or permitting any other Person to take any other action that is prohibited by this Agreement;

(b) except as expressly permitted by the proviso to paragraph (a) above, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose  (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any debt or equity securities (or beneficial ownership thereof) or assets of Tauriga or any of its Subsidiaries; (ii) any tender or exchange offer or merger or other business combination involving Tauriga or any of its Subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Tauriga or any of its Subsidiaries;

(c) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote (as such terms are used in the Regulation 14A promulgated under the Exchange Act), or initiate, propose or otherwise solicit stockholders of Tauriga or its Subsidiaries for the approval of any stockholder proposals, in each case with respect to Tauriga or any of its Subsidiaries; provided, however, that (i) the foregoing shall not apply to any Person who is a director of Tauriga acting in his capacity as a director of Tauriga with respect to matters approved by a majority of the Continuing Directors of Tauriga, and (ii) nothing in the foregoing shall prevent Barkeloo from exercising the rights granted under Section 5.13 of the Merger Agreement;

(d) form, join, in any way participate in, or encourage the formation of, a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Tauriga or any of its Subsidiaries;

(e) other than as contemplated by this Agreement, deposit any securities of Tauriga or any of its Subsidiaries into a voting trust, or subject any securities of Tauriga or any of its Subsidiaries to any Contract with respect to the voting of such securities, or other Contract having similar effect;

(f) alone or in concert with others, other than in accordance with Section 5.13 of the Merger Agreement, seek, or encourage or support any effort, to influence or control the management, Board of Directors, business, policies, affairs or actions of Tauriga;

(g) take any action which, in Tauriga’s reasonable opinion, will require Tauriga under applicable securities laws to make a public announcement regarding any of the types of matters set forth in paragraph (a) or (b) above;

(h) enter into any discussions or arrangements with any other Person with respect to any of the foregoing; or

(i) request Tauriga or any of its Subsidiaries (or any directors, officers, employees or agents of Tauriga or any of its Subsidiaries), directly or indirectly, to amend, waive or modify any provision of this Section 1.

For purposes of this Agreement, “Continuing Director” means, with respect to any Person and any period, any individuals (A) who were members of the board of directors or other equivalent governing body of such entity immediately upon completion of the Merger, (B) whose election or nomination to that board or equivalent governing body was approved by the individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by the individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (B) and clause (C), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors or equivalent governing body).

2. The Standstill Period.  Subject to Section 5 hereof, as used in this Agreement, the term “Standstill Period” shall mean the later of: (i) such time as the Warrants collectively represent less than five percent (5%) of the fully-diluted common equity of Tauriga, and (ii) the fifth (5th) anniversary of the Closing Date as defined in the Merger Agreement.

3. Voting of Tauriga Common Stock.  During the Standstill Period:

(a) Each Member agrees to vote, or cause to be voted, all shares of Tauriga capital stock owned of record or beneficially by such Member, or over which such Member otherwise has voting control (“Voting Shares”), from time to time and at all times, in whatever manner as shall be necessary to ensure that the provisions set forth in Section 5.13 of the Merger Agreement and intents and purposes of such Section 5.13 with respect to the management of Tauriga are given effect to and fully implemented.

(b) Each Member agrees to vote, or cause to be voted, all Voting Shares at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, in whatever manner as shall be necessary in order to elect to the Board of Directors of Tauriga, the Persons nominated by a majority of the Continuing Directors.

(c) Each Member agrees not to enter into any Contract with any Person or take any action during the from the date hereof until the expiration of the Standstill Period which will permit any Person to vote or give instructions to vote the Voting Shares in any manner inconsistent with the terms of this Agreement.  In order to give effect to this Agreement, each Shareholder hereby irrevocably grants the proxy set forth in Section 3(d) below.

(d) Each Member hereby irrevocably appoints the Chief Executive Officer of Tauriga or his nominee (each, in this capacity, the “Representative”) as the attorney and proxy of such Member, with full power of substitution and re-substitution as to this Section 3, to vote or provide a written consent to give effect to the provisions of this Agreement, in each case in such manner as such Representative shall in his sole discretion deem proper, and otherwise act, with respect to all of the shares of Tauriga capital stock now or hereafter owned by such Member or over which such Member exercises voting control, including all Tauriga capital stock issuable upon exercise of the Warrants or exercise or conversion of any options, warrants, stock  or other securities, or upon declaration by Tauriga of any stock splits or stock dividends, which such Member is entitled to vote at any meeting (whether annual or special and whether or not adjourned) of Tauriga or otherwise, to express consent without a meeting and to otherwise represent the Voting Shares, which proxy may be exercised only in the event such Member refuses or fails to vote or provide a written consent in accordance with the terms of this Agreement.  This irrevocable proxy shall be valid from the date of this Agreement until the expiration of the Standstill Period (the “Proxy Term”), subject to earlier expiration in accordance with Section 5 hereof and shall be binding upon such Member and such Member’s heirs, administrators, successors, assigns and legal representatives.  Each Member acknowledges and agrees that this proxy is, and it shall be, coupled with an interest and irrevocable during the Proxy Term to the fullest extent permitted by Legal Requirement, including Section 722 of the Florida Business Corporation Act.  In pursuance of this irrevocable proxy, each Member will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the matters subject of this irrevocable proxy.  In the event that this irrevocable proxy is held to be invalid, each Member agrees to vote and execute consents as to all the Voting Shares in accordance with the Representative’s instructions.

(e) Each Member, for himself and his heirs, administrators, successors, assigns and legal representatives (each a “Releasing Party”) hereby waives, releases and discharges and promises never to assert any claim or charge (including agreeing not to sue or commence any litigation or arbitration) which any Releasing Party may have against any Representative arising out of or related to any action or failure to act (including any vote or consent or failure to vote or consent) of such Representative under this irrevocable proxy except, and only to the extent, that such claim or charge arises directly from the bad faith or willful misconduct of the Representative.

4. Restrictive Endorsement.  Each Warrant and each certificate representing shares of Tauriga Common Stock now or hereafter held by any Member shall, in addition to any other legend borne by shares of Tauriga Common Stock, bear the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STANDSTILL AND VOTING AGREEMENT DATED AS OF _________________ __, 2013 (THE “AGREEMENT”), A COPY OF WHICH IS ON FILE AT THE PRINCIPAL CORPORATE OFFICE OF TAURIGA SCIENCES, INC. (THE “COMPANY”) AND WILL BE FURNISHED TO ANY PROSPECTIVE TRANSFEREE ON REQUEST.  PURSUANT TO THE AGREEMENT, THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE GRANT AN IRREVOCABLE PROXY TO VOTE THE SECURITIES IN ORDER TO SELECT CERTAIN PERSONS TO THE BOARD OF DIRECTORS OF THE COMPANY.”

Each Member acknowledges and agrees that the transfer agent for Tauriga Common Stock will be advised as to the terms of this Agreement and transfer instructions shall be imposed in order to implement fully the terms of this Agreement.

5. Transfer of Securities. Nothing contained in this Agreement shall limit or restrict the ability of any Member to exercise the Warrants or to sell, transfer, convey, deliver or grant an encumbrance upon (“Transfer”) the shares of Tauriga Common Stock issued upon exercise of any Warrant in accordance with the Warrant, other than pursuant to applicable federal or state securities laws.  This Agreement will not bind or restrict any non-affiliated Person to whom Warrants or such shares of Tauriga Common Stock are transferred by a Member; provided, however, that no Member will Transfer the Warrants or such shares of Tauriga Common Stock to an affiliate (as defined in this Agreement), any member of the immediate family of such Member or estate planning vehicle for the benefit of any such Person (“Affiliated Transferee”) without requiring such Affiliated Transferee to enter into a joinder to this Agreement.  Each such Affiliated Transferee shall, as a condition to such Transfer, enter into and execute any agreements, certificates or instruments reasonably required by Tauriga in order to give effect to the intents and purposes of this Agreement.  Any Transfer to an Affiliated Transferee other than in accordance with this Section 5 shall be null and void and Tauriga and its transfer agent shall not be required to give effect to such Transfer on the books of Tauriga.

6. Specific Performance.  Each of the Parties agrees that it is impossible to measure in money the damages which would accrue by reason of a Party’s failure to perform any of its obligations under this Agreement.  It is agreed that the Parties hereto would be irreparably damaged in the event that this Agreement and would not have an adequate remedy at law were this Agreement not specifically performed.  Accordingly, it is agreed that each of Tauriga and the other Members shall be entitled to an injunction to prevent breaches of this Agreement, and to specific performance of this Agreement and its terms and provisions.  Such actions may be instituted in any competent court of the United States or any state or territory thereof having subject matter jurisdiction thereof.  The Parties waive any requirement for the posting of a bond in respect of any action seeking injunctive relief or specific performance.  A defaulting Party hereunder shall not argue, as a defense to any proceeding for specific performance or injunctive relief, that the Person seeking such relief has an adequate remedy at law.

7. Remedies Cumulative.  The injunctive and equitable remedies set forth in Section 5 above, and the grant of an irrevocable proxy in this Agreement and all other remedies set forth in this Agreement and the Merger Agreement shall be in addition to any other rights or remedies which the parties may have at law or in equity.  The rights and remedies herein provided are cumulative and none is exclusive of any other.

8. No Rule of Construction.  The Parties acknowledge that each Party has been represented by counsel and all Parties have read and negotiated the language used in this Agreement.  The Parties agree that, because all Parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.

9. Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Florida without regard to principles of conflicts of laws.

10. Notices.  All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be in writing, and shall be sent to the applicable Party at the following addresses or facsimile numbers, as applicable:

If to Tauriga:

Tauriga Sciences, Inc.
39 Old Ridgebury Road, Suite C4
Danbury, CT 06180
Attn:  Seth M. Shaw
Telephone: 514-840-3697
Fax:  514-221-3336

With a copy to:

Nixon Peabody LLP
437 Madison Avenue
New York, New York 10014
Attn: Theodore J. Ghorra, Esq.
Telephone: 212-940-3072
Fax:  855-856-7298

If to any of the Members:

C/o Bacterial Robotics, LLC
P.O. Box 30085
Cincinnati, OH  45230
Attn: Jason E. Barkeloo
Telephone: (513) 225-8765

With a copy to:

Thompson Hine LLP
312 Walnut Street, 14th Floor
Cincinnati, Ohio  45202-4089
Attn: David J. Willbrand, Esq.
Telephone: 513-352-6646
Fax:  513-241-4771

or to such other address or facsimile number as any Party may have furnished to each other Party in writing in accordance herewith.  All notices, consents, directions, approvals, instructions, requests and other communications hereunder shall be sent and effective as follows: (i) on the business day delivered, when delivered personally, (ii) five (5) business days after mailing if mailed by registered or certified mail, return receipt requested (postage prepaid), (iii) on the next business day if sent by a nationally recognized overnight express courier service with all costs prepaid and provided evidence of delivery is available, or (iv) on the business day of a facsimile transmission if received on a business day before 5:00 p.m., local time, or on the next business day if received after that time, in each case provided that an automatic machine confirmation indicating the time of receipt is generated.

11. Amendments and Waivers.  No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the Party who is entitled to assert such breach.  No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.  This Agreement may be modified only by a written instrument duly executed by the Parties hereto.

12. Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior representations, agreements and understandings relating to the subject matter hereof.

13. Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

14. Counterparts; Signatures; Section Headings. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.  A facsimile signature shall bind the signatory in the same way that an original signature would bind the signatory.  The headings of each section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the date first written above.

TAURIGA SCIENCES, INC.

By:
Name:
Title:

BACTERIAL ROBOTICS, LLC

By:
Name:
Title:

Jason E. Barkeloo

Dr. Daniel J. Hassett

Ian Cody Harrison

EXHIBIT D

JOINDER

This JOINDER (this “Joinder”) is made this _____ day of _______________________, 2013 by and among the undersigned (the “Joinder Member”), Tauriga Sciences, Inc., a Florida corporation (“Tauriga”), Pilus Acquisition, LLC, an Ohio limited liability company and wholly-owned subsidiary of Tauriga (“Acquisition Sub”), Bacterial Robotics, LLC, an Ohio limited liability company (“Parent”), Pilus Energy, LLC, an Ohio limited liability company (“Pilus”), Dr. Daniel J. Hassett (“Hassett”) and Ian Cody Harrison (“Harrison”).

All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement and Plan of Merger by and among Tauriga, Acquisition Sub, Parent, Pilus, Hassett, Harrison, and the other Persons who from time to time become parties to the Agreement and Plan of Merger, dated as of November 25, 2013 (the “Merger Agreement”).

By execution of this Joinder, the Joinder Member agrees as follows.

1. Member of Pilus.  Each of Joinder Member and Pilus represents and warrants that Joinder Member has executed the operating agreement of Pilus and been validly admitted as a Member of Pilus as of the date hereof.

2. Joinder.  Joinder Member hereby adopts the Merger Agreement with the same force and effect as if Joinder Member were originally a party thereto, hereby agreeing to be subject to, comply with and discharge all of the terms and conditions of the Merger Agreement applicable to a “Member,” “Seller” and “Party” thereunder.

3. Acknowledgements.  Joinder Member acknowledges that as a result of the Merger, each issued and outstanding unit of Pilus Interest shall automatically be canceled and extinguished and converted into a right to receive Warrants exercisable for common stock in Tauriga according to the provisions of the Merger Agreement.  Joinder Member hereby makes to the Purchasers all representations and warranties that are required to be made by such Joinder Member, including statements set forth in Sections 2.2, 2.3, 2.4 and 2.19 of the Merger Agreement.

4. Construction; Governing Law.   This Joinder shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws, other than the mechanics and effect of the Merger, which shall be governed by the ORC.

5. Counterparts; Signatures; Section Headings.   This Joinder may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. A facsimile signature shall bind the signatory in the same way that an original signature would bind the signatory. The headings of each section, subsection or other subdivision of this Joinder are for reference only and shall not limit or control the meaning thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representatives to execute this Joinder.

____________________________________
[NAME OF JOINDER MEMBER]
ACKNOWLEDGED AND AGREED:

TAURIGA SCIENCES, INC.

By:           _________________________________
Name:
Title:

PILUS ACQUISITION, LLC

By:           _________________________________
Name:
Title:

PILUS ENERGY, LLC

By:           _________________________________
Name:
Title:

BACTERIAL ROBOTICS, LLC

By:           _________________________________
Name:
Title:

________________________________________
Dr. Daniel J. Hassett

________________________________________
Ian Cody Harrison